UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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VARIAN, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VARIAN, INC.

3120 Hansen Way

Palo Alto, California 94304-1030

(650) 213-8000

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 5, 2009

Date, Time and Location

You are cordially invited to the Annual Meeting of Stockholders of Varian, Inc. to be held on Thursday, February 5, 2009, at 6:00 p.m. local time, at the Company’s principal executive offices at 3120 Hansen Way, Palo Alto, California.

Agenda

The agenda for the Annual Meeting is as follows:

•	To elect two Class I directors for three-year terms; and

•	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

In addition, any other business that may be properly brought before the Annual Meeting and any adjournment of the Annual Meeting may be transacted.

Record Date

The record date for the Annual Meeting was December 15, 2008. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. A list of these stockholders will be available at the Company’s principal executive offices at 3120 Hansen Way, Palo Alto, California 94304-1030, for a period of at least ten days before the Annual Meeting.

Voting

It is important that you vote or grant your proxy to vote at the Annual Meeting. Therefore, whether or not you expect to attend the Annual Meeting, please vote by internet, by telephone or by completing, signing and dating the enclosed proxy and mailing it promptly in the accompanying return envelope. You may revoke your proxy at any time before it is voted, and you may vote in person at the Annual Meeting even if you have returned a proxy. These and other voting procedures are explained in the following Proxy Statement.

By Order of the Board of Directors

A. W. Homan Secretary

December 19, 2008

Palo Alto, California

Varian, Inc.

3120 Hansen Way

Palo Alto, California 94304-1030

(650) 213-8000

PROXY STATEMENT

INFORMATION REGARDING VOTING AND SOLICITATION OF PROXIES

General

This Proxy Statement is being furnished to you as a stockholder of Varian, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Annual Meeting of Stockholders, to be held on February 5, 2009, at 6:00 p.m. local time, at the Company’s principal executive offices at 3120 Hansen Way, Palo Alto, California, and any adjournment of that meeting (the “Annual Meeting”). The Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. You may grant your proxy by internet, by telephone or by signing, dating and returning the enclosed proxy in the accompanying pre-addressed, postage-paid return envelope.

There are two items on the agenda for the Annual Meeting: The first item is to elect two Class I directors to the Board of Directors. The second item is to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal year 2009.

The Board of Directors does not know of any other matter to be brought before the Annual Meeting. If any other matter does properly come before the Annual Meeting, the Board intends that the persons named in the enclosed form of proxy will vote on such matter in accordance with their judgment.

This Proxy Statement and the accompanying form of proxy will be first sent on or about December 23, 2008 to stockholders entitled to vote at the Annual Meeting.

Voting

The Company’s common stock is the only type of voting security issued, and only holders of common stock are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote. Only stockholders of record at the close of business on December 15, 2008 are entitled to notice of and to vote at the Annual Meeting. As of that record date, there were 28,959,742 shares of the Company’s common stock outstanding.

The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock is necessary to constitute a quorum permitting action to be taken at the Annual Meeting. Abstentions and broker non-votes are counted as present at the Annual Meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs when a bank, broker, nominee or other holder of record holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

The affirmative vote of a plurality of the shares of the Company’s common stock present or represented by proxy at the Annual Meeting is required to elect the Class I directors. This means that Richard U. De Schutter and James T. Glover, the Board of Directors’ nominees to serve as the Class I directors, must receive the highest numbers of votes cast in order to be elected as the Class I directors. Therefore, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no effect on the election of the Class I directors.

The affirmative vote of a majority of the shares of the Company’s common stock present or represented by proxy at the Annual Meeting is required to ratify the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2009. Abstentions will have the same effect as a negative vote on this proposal.

Your shares will be voted in accordance with your instructions set forth on the proxy that you return. If your proxy provides no instructions with respect to voting on the election of the Class I directors or voting on the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2009, your proxy will be voted FOR the election of Richard U. De Schutter and James T. Glover as the Class I directors and FOR the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2009.

Even if you return your proxy, you may revoke or change your proxy at any time prior to the Annual Meeting. You may do this prior to the Annual Meeting by sending to the Company’s Secretary (at the Company’s address set forth above) a written notice of revocation or a new proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The cost of soliciting proxies will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokers, nominees and other fiduciaries and custodians to forward to beneficial owners of the Company’s common stock held in their names. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation materials. In addition to solicitations by mail, some of the Company’s directors, officers and other employees, without extra remuneration, might supplement this solicitation by letter, telephone or personal interview. The Company might also retain The Altman Group, Inc., 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071, to assist with the solicitation of proxies from banks, brokers, nominees and other holders, for a fee not expected to exceed $1,500 plus reasonable out-of-pocket expenses (not expected to exceed $500), which fees and expenses would be paid by the Company.

Stockholder Proposals and Nominations

Any stockholder who wishes to submit a proposal to be voted on or to nominate a person for election to the Board of Directors at the Company’s annual meeting of stockholders in 2010, and who wishes to have that proposal or nomination set forth in the proxy statement and form of proxy prepared by the Company for that meeting, must notify the Company’s Secretary (at the Company’s address set forth above) no later than August 23, 2009. Any such notice of a proposal or nomination must include certain information about the proposal or nominee and about the stockholder submitting the proposal or nomination, as required by the Company’s By-Laws, and must also meet the requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement or form of proxy.

Any stockholder who wishes to submit a proposal to be voted on or to nominate a person for election to the Board of Directors at the Company’s annual meeting of stockholders in 2010 and who is not seeking to have that proposal or nomination included in the proxy statement and form of proxy prepared by the Company for that meeting, must notify the Company’s Secretary (at the Company’s address set forth above) no earlier than September 22, 2009 and no later than October 22, 2009 (unless the date of the 2010 annual meeting is more than 30 days before or more than 60 days after February 5, 2010, in which case the notice of proposal must be received by the later of October 22, 2009 or the tenth day following the day the Company publicly announces the date of the 2010 annual meeting). The notice of a proposal or nomination must also include certain information about the proposal or nominee and about the stockholder submitting the proposal or nomination, as required by the Company’s By-Laws, and must also meet the requirements of applicable securities laws. Proposals or nominations not meeting these requirements will not be presented at the 2010 annual meeting.

For more information regarding stockholder proposals or nominations, you may request a copy of the By-Laws from the Company’s Secretary (at the Company’s address set forth above). The By-Laws are also posted at the Company’s website, www.varianinc.com (click on Investors, then on Corporate Governance).

Stockholder Communications with the Board

Any stockholder may communicate with the Board of Directors in writing through the Company’s Secretary (at the Company’s address set forth above), provided that the communication identifies the stockholder and the number and type of securities held by that stockholder. The Secretary reviews such stockholder communications, and forwards them to the Board of Directors unless the Secretary, in consultation with the Chief Executive Officer, determines that the communication is inappropriate for the Board’s consideration (for example, if it relates to a personal grievance or is unrelated to the Company’s business). The Secretary maintains a permanent written record of all such stockholder communications received by the Secretary. This process was unanimously approved by the Nominating and Governance Committee of the Board of Directors (which is comprised of all of the Board’s independent directors).

It is the Company’s policy that all members of the Board of Directors are encouraged to attend annual meetings of the Company’s stockholders. All members of the Board of Directors attended the last annual meeting of the Company’s stockholders.

PROPOSAL ONE — ELECTION OF DIRECTORS

Board Structure and Nominees

The Board of Directors consists of seven members. Six of those directors are deemed “independent” under rules of the Nasdaq Stock Market; the other director is our Chief Executive Officer.

Pursuant to the Company’s Restated Certificate of Incorporation, the Board is divided into three classes. Each member of each class is elected for a three-year term and until his or her successor is duly elected and qualified, unless the director dies, resigns, retires, is disqualified or is removed from office.

The Class I directors are Richard U. De Schutter, James T. Glover and Allen J. Lauer. Their terms of office will expire at the Annual Meeting. Mr. Lauer is retiring from the Board at the expiration of his term at the Annual Meeting. The Board of Directors has approved reducing the size of the Board from seven members to six members effective at the Annual Meeting.

The Class II directors are John G. McDonald and Wayne R. Moon. Their terms of office will expire at the annual meeting of stockholders in 2010.

The Class III directors are Garry W. Rogerson and Elizabeth E. Tallett. Their terms of office will expire at the annual meeting of stockholders in 2011.

The Board of Directors has nominated Richard U. De Schutter and James T. Glover for election as the Class I directors for terms expiring at the annual meeting of stockholders in 2012 and when their respective successors are elected and qualified. Mr. De Schutter and Mr. Glover have each stated their willingness to serve if elected, and the Company does not contemplate that either of them will be unable to serve. However, in the event that either Mr. De Schutter or Mr. Glover subsequently declines or becomes unable to serve, proxies will be voted for such substitute nominee or nominees as shall be designated by the proxy holders in their discretion.

Business Experience of Directors and Nominees

Richard U. De Schutter is the former Executive Chairman, President and Chief Executive Officer of DuPont Pharmaceutical Company, a position he held from 2000 to 2001. He is Chairman of the Board of Incyte Corporation and is also a director of Ecolab Inc. and Smith & Nephew plc. Mr. De Schutter has been a director of the Company since 2001. Age: 68

James T. Glover is Senior Vice President, Operations and Chief Financial Officer of Anadys Pharmaceuticals, Inc. (a biopharmaceutical company), a position he has held since 2006. From 2003 to 2006, he was Senior Vice President and Chief Financial officer of Beckman Coulter, Inc. (a biomedical testing instruments company), where he held a variety of other finance-related positions from 1989 to 2003. Mr. Glover is a certified public accountant. He has been a director of the Company since 2008. Age: 58

Allen J. Lauer is Chairman of the Company’s Board of Directors, a position he has held since 2002. He served as the Company’s Chief Executive Officer from 1999 to 2003. Mr. Lauer is also Chairman of the Board of Intermec, Inc. He has been a director of the Company since 1999. Age: 71

John G. McDonald is the Stanford Investors Professor of Finance at Stanford University’s Graduate School of Business, where he has served on the faculty since 1968. He is also a director of iStar Financial, Inc., Plum Creek Timber Company, Inc., Scholastic Corporation and eight mutual funds managed by Capital Research & Management Co. Mr. McDonald has been a director of the Company since 1999. Age: 71

Wayne R. Moon is the former Chairman of the Board and Chief Executive Officer of Blue Shield of California (a health care company), a position he held from 1993 to 2000. He was Chairman of the Board of RelayHealth Corporation (a web-based health services company) from 2002 to 2006. Mr. Moon is also a director of IntegraMed America, Inc. As Chairman of the Company’s Nominating and Governance Committee, he also serves as the Board’s lead independent director. Mr. Moon has been a director of the Company since 1999. Age: 68

Garry W. Rogerson is the Company’s President and Chief Executive Officer, positions he has held since 2002 and 2004, respectively. He served as the Company’s Chief Operating Officer from 2002 to 2004, and as Senior Vice President, Scientific Instruments from 2001 to 2002. Mr. Rogerson is the non-executive Chairman of the Board of Coherent, Inc. He has been a director of the Company since 2003. Age: 56

Elizabeth E. Tallett is a Principal of Hunter Partners, LLC (which provides management services to developing life science companies), a position she has held since 2002. She is also a director of Coventry Health Care, Inc., IntegraMed America, Inc., Meredith Corporation and Principal Financial Group. Ms. Tallett has been a director of the Company since 1999. Age: 59

Meetings and Committees of the Board

The Board of Directors held seven meetings during fiscal year 2008.

During fiscal year 2008, each director attended at least 75% of all meetings of the Board and committees of the Board of which the director was a member.

The Board of Directors has four standing committees: The Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Stock Committee. Each of these committees has a written charter approved by the Board of Directors. These charters, and the Company’s Corporate Governance Guidelines, are available at the Company’s website, www.varianinc.com (click on Investors, then on Corporate Governance).

Audit Committee.    The Audit Committee is comprised of directors De Schutter (Chairman), Glover, McDonald, Moon and Tallett, each of whom qualifies as an independent director and meets the other requirements to serve on the Audit Committee under rules of the Nasdaq Stock Market and SEC regulations. This Committee’s primary purpose is to oversee the Company’s accounting and financial reporting processes, the annual audits and quarterly reviews of the Company’s financial statements and the annual audits of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee held eight meetings during fiscal year 2008.

The Company’s Board of Directors has determined that Mr. De Schutter and Mr. Glover each qualifies as an “audit committee financial expert” as that term is defined by applicable Securities and Exchange Commission regulations.

Compensation Committee.    The Compensation Committee is comprised of directors Tallett (Chairman), De Schutter, Glover, McDonald and Moon, each of whom qualifies as an independent director under rules of the Nasdaq Stock Market, as a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934 and as an outside director under Section 162(m) of the Internal Revenue Code. This Committee’s primary responsibilities are to consider and approve all compensation to be paid to and compensatory arrangements with the Company’s officers, and to administer the Company’s Omnibus Stock Plan, Management Incentive Plan, Employee Stock Purchase Plan and Supplemental Retirement Plan. The Compensation Committee held five meetings during fiscal year 2008.

Nominating and Governance Committee.    The Nominating and Governance Committee is comprised of directors Moon (Chairman), De Schutter, Glover, McDonald and Tallett, each of whom qualifies as an independent director under rules of the Nasdaq Stock Market. This Committee’s primary responsibilities are to (1) make recommendations to the Board of Directors regarding composition of the Board and committees of the Board, (2) identify individuals qualified to become Board members, and recommend to the Board qualified individuals to be nominated for election or appointed to the Board, (3) recommend to the Board the compensation of directors who are not Company officers, (4) develop a succession plan for the Company’s Chief Executive Officer, (5) develop and recommend to the Board a process for regular evaluations by the Board of its performance, and (6) establish corporate governance guidelines applicable to the Company. The Chairman of this Committee also serves as the Board’s lead independent director. The Nominating and Governance Committee held four meetings during fiscal year 2008.

This Committee regularly assesses the appropriateness of the size of the Board of Directors, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that a decision is made to increase the size of the Board or a vacancy is expected, the Committee considers potential candidates for director. Candidates may come to the attention of the Committee through current members of the Board, professional search firms, stockholders or others. Candidates are evaluated by the Committee, typically based on a review of available information and interviews of selected candidates by members of the Committee. The Committee typically engages in a series of internal discussions before making final recommendations to the Board.

In evaluating the suitability of individuals to recommend to the Board for nomination for election or appointment as directors, the Committee takes into account many factors, including (but not limited to): the independence requirements of the Nasdaq Stock Market and other governing and regulatory bodies; the individual’s understanding of finance and other disciplines relevant to the success of a publicly-traded company; the individual’s understanding of the Company’s businesses and technologies; and the individual’s professional experience. The Committee evaluates each prospective nominee in the context of the Board as a whole, with the objective of recommending nominees who, when considered with the other directors as a group, can best promote the success of the Company, represent stockholder interests and fulfill the Board’s legal and fiduciary responsibilities through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board and its committees.

In recommending to the Board individuals to be nominated for election or appointment as a director, the Committee will consider individuals recommended by stockholders. A stockholder may recommend an individual for the Committee’s consideration by submitting that person’s name and qualifications (along with the contact information for that individual, the consent of the individual to be considered, the identity of the stockholder and the number and type of securities held by the stockholder) to the Company’s Secretary (at the Company’s address set forth above). The Committee will evaluate individuals recommended by stockholders using the same factors and following the same process as used by the Committee in evaluating other individuals.

Stock Committee.    The Stock Committee is comprised of directors Rogerson (Chairman) and Lauer. This Committee approves, establishes the terms of and administers nonqualified stock options and restricted shares granted under the Company’s Omnibus Stock Plan and administers the Company’s Employee Stock Purchase Plan, in each case with respect to eligible participants who are not officers of the Company. The Stock Committee held three meetings during fiscal year 2008.

Director Compensation

Cash Compensation.    Each director (other than the Chairman of the Board) who is not a Company employee is paid an annual retainer fee of $40,000. Each non-employee director (other than the Chairman of the Board) is also paid $2,000 for each Board meeting attended and $1,500 for each committee meeting attended. The director who chairs the Audit Committee of the Board is paid an additional annual chair fee of $20,000, and the directors who chair the Compensation Committee and the Nominating and Governance Committee of the Board are each paid an additional annual chair fee of $10,000. The non-employee Chairman of the Board is paid an annual retainer fee of $120,000; he is not paid any other annual retainer, chair or meeting attendance fees.

Under the Company’s Omnibus Stock Plan, each director who is not a Company employee may elect to receive, in lieu of all or a portion of the cash retainer, chair or meeting fees described above, shares of the Company’s common stock or stock units based on the fair market value of the Company’s common stock on the date the fees would have been paid. Stock units vest upon termination of the director’s service on the Board of Directors (although the Board may adopt procedures permitting the issuance of such shares to be deferred by a director to a date following the termination of the director’s service), and are then satisfied by issuance of shares of the Company’s common stock.

Stock Options.    Under the Company’s Omnibus Stock Plan, each director who is not a Company employee, upon initial appointment or election to the Board, is granted a nonqualified stock option to acquire 10,000 shares of the Company’s common stock. This stock option for 10,000 shares is granted with an exercise price equal to the fair market value of the Company’s stock on the grant date, vests in equal annual installments over three years assuming continued service as a director, and has a ten-year term.

Under the Plan, a non-employee director who serves as Chairman of the Board, upon initial appointment as Chairman, is granted a nonqualified stock option to acquire 20,000 shares of the Company’s common stock. This stock option for 20,000 shares is granted with an exercise price equal to the fair market value of the Company’s stock on the grant date, vests in equal annual installments over three years assuming continued service as the Chairman, and has a ten-year term.

Each director (including the Chairman) who is not a Company employee is granted annually (for so long as he or she continues to serve as a non-employee director) a nonqualified stock option to acquire 4,000 shares of the Company’s common stock. All such stock options are granted with an exercise price equal to the fair market value of the Company’s common stock on the grant date, are immediately vested and have a ten-year term. These grants are made on the first business day following each annual meeting of the Company’s stockholders.

Deferred Stock Units.    Under the Company’s Omnibus Stock Plan, each director who is not a Company employee, annually for so long as he or she continues to serve as a non-employee director, is also granted stock units with an initial value equal to $45,000 (rounded up to the nearest whole share), based on the fair market value of the Company’s common stock on the grant date. The stock units vest upon termination of the director’s service on the Board of Directors (although the Board may adopt procedures permitting the issuance of such shares to be deferred by a director to a date following the termination of the director’s service), and are then satisfied by issuance of shares of the Company’s common stock.

Reimbursements.    Each director is reimbursed for all reasonable out-of-pocket expenses that such director and his or her spouse incurs attending Board meetings and functions.

The following table shows compensation of our non-employee directors for fiscal year 2008. Mr. Rogerson, because he is a Company employee, receives no compensation for his services as a director, and is therefore not shown in this table.

Director Compensation

Fiscal Year 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Allen J. Lauer	$120,000	$45,018	$72,000	$237,018
Richard U. De Schutter	$102,000	$45,018	$72,000	$219,018
James T. Glover	$35,000	$0	$21,817	$56,817
John G. McDonald	$82,000	$45,018	$72,000	$199,018
Wayne R. Moon	$90,000	$45,018	$72,000	$207,018
Elizabeth E. Tallett	$92,000	$45,018	$72,000	$209,018

(1)

These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate expense recognized by the Company for financial statement reporting purposes in fiscal year 2008, in accordance with FAS 123(R), for deferred stock units and stock options granted in fiscal year 2008 under the Company’s Omnibus Stock Plan. The assumptions used to calculate the value of these stock units and stock options are set forth in Note 13 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2008, filed with the SEC on November 26, 2008.

The amounts reported in the column Stock Awards represent the expense recognized under FAS 123R (which is also the grant-date fair value) for 820 shares of deferred stock units that were granted on February 1, 2008, which stock units will vest and result in the issuance to the director of an equivalent number of shares of the Company’s common stock upon the director’s termination of service as a director. The full value of these stock units are recognized as expense in the year of grant because a director may resign as a director at any time and thus cause the stock units to then vest. The directors’ aggregate holdings of stock units as of the end of fiscal year 2008 were as follows:

Allen J. Lauer	2,564 shares
Richard U. De Schutter	2,564 shares
James T. Glover	0 shares
John G. McDonald	2,564 shares
Wayne R. Moon	2,564 shares
Elizabeth E. Tallett	2,564 shares

Except in the case of Mr. Glover, the amounts reported in the column Option Awards represent the expense recognized under FAS 123R (which is also the grant-date fair value) for an option to purchase 4,000 shares of the Company’s common stock that was granted on February 1, 2008, which option has an exercise price of $54.90 per share (the fair market value per share on the date of grant), was fully vested on the date of grant and has a ten-year term; the full grant-date fair value of these stock options are recognized as expense in the year of grant because they are fully vested upon grant. In the case of Mr. Glover, the amount reported in the column Option Awards represent the expense recognized under FAS 123R (which is also the grant-date fair value) for an option to purchase 10,000 shares of the Company’s common stock that was granted on May 7, 2008, which option has an exercise price of $49.34 per share (the fair market value per share on the date of grant), will vest in three equal annual installments following the date of grant (assuming continued service as a director) and has a ten-year term. The directors’ aggregate holdings of stock options as of the end of fiscal year 2008 were as follows:

Allen J. Lauer	29,000 shares
Richard U. De Schutter	44,000 shares
James T. Glover	10,000 shares
John G. McDonald	56,738 shares
Wayne R. Moon	44,000 shares
Elizabeth E. Tallett	54,000 shares

Director Stock Ownership Guideline

The Board has adopted a stock ownership guideline for directors (which guideline is set forth in the Company’s Corporate Governance Guidelines). Under this guideline, each non-employee director should own shares of the Company’s common stock or stock units with an aggregate market value equal to three times his or her annual cash retainer. Directors have until the later of February 2009 (five years from when this guideline was first adopted) or five years from their initial appointment or election as a director to reach this stock ownership position. Except for Mr. Glover, all directors currently meet this stock ownership guideline; Mr. Glover was appointed to the Board in 2008 and therefore has until 2013 to reach this stock ownership position.

The Board of Directors recommends that you vote FOR

the election of Mr. De Schutter and Mr. Glover as the Class I directors.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company is asking stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal year 2009. The Board is requesting stockholder ratification of the appointment of PwC, which is not required by the Company’s By-Laws or otherwise, because the Board has decided that it is a good governance practice to do so. No determination has been made as to what action the Board of Directors or the Audit Committee would take if stockholders fail to ratify the appointment of PwC. Even if stockholders do ratify the appointment of PwC, the Audit Committee retains discretion to at any time appoint a different independent registered public accounting firm if the Committee concludes that doing so would be in the best interests of the Company’s stockholders.

PwC served as the Company’s independent registered public accounting firm for fiscal year 2008. A representative of PwC is expected to attend the Annual Meeting, will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions from stockholders.

Fees Paid to PwC

Provided below are amounts billed (both fees and out-of-pocket expense reimbursements) to the Company by PwC for professional services provided to the Company for fiscal years 2008 and 2007.

	Fiscal Year 2008	Fiscal Year 2007
Audit Fees	$2,361,642	$2,155,031
Audit-Related Fees	$78,251	$185,018
Tax Fees	$354,852	$329,421
All Other Fees	$52,865	$31,100

Total Fees	$2,847,610	$2,700,570

Audit Fees.    Consists of fees billed to the Company for professional services rendered by PwC for the audits of the Company’s annual financial statements and assessments relating to the effectiveness of the Company’s internal control over financial reporting, the reviews of the Company’s quarterly financial statements and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed to the Company for financial accounting and reporting services, acquisition-related services and license fees for proprietary PwC software products, in each case rendered or provided by PwC and that were reasonably related to the performance of audits or reviews of the Company’s financial statements but not included in the audit fees reported above.

Tax Fees.    Consists of fees billed to the Company for U.S. federal, state and local tax planning, advice and compliance services, international tax planning, advice and compliance services, transfer pricing services and tax audit and appeal services, in each case rendered by PwC.

All Other Fees.    Consists of fees billed to the Company for professional services rendered by PwC that are not included in the services reported above, which services related to governmental grant and subsidized loan program services.

Audit Committee Policies and Procedures on Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services.    The Audit Committee has adopted policies and procedures requiring that the Company obtain the Committee’s pre-approval of all audit, audit-related and permissible non-audit services to be provided by PwC as the Company’s independent registered public accounting firm. Pre-approval is generally granted on a fiscal year basis, is detailed as to the particular service or category of services to be provided and is granted after consideration of the estimated fees for each service or category of service. Actual fees and any changes to estimated fees for pre-approved services are reported to the Committee on a quarterly basis. All services provided by PwC in fiscal years 2008 and 2007 were pre-approved by the Committee pursuant to these policies and procedures.

The Board of Directors recommends that you vote FOR

the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 3, 2008 regarding the shares of the Company’s common stock that may be issued upon the exercise of options, warrants and rights under the Company’s equity compensation plans, which are the Omnibus Stock Plan and the Employee Stock Purchase Plan.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders:
Omnibus Stock Plan	1,672,166		$43.87	4,124,249	(1)
Employee Stock Purchase Plan	0	(2)	—	188,174
Equity Compensation Plans Not Approved by Stockholders	N/A		N/A	N/A
Total	1,672,166		$43.87	4,312,423

(1)

Represents shares available for issuance pursuant to stock options, stock appreciation rights, restricted stock, performance unit or performance share awards and stock units. As of October 3, 2008, 640,635 shares in the aggregate were available for issuance pursuant to restricted stock, performance units, performance shares or stock units.

(2)

Does not include 27,130 shares issued to participants in the Employee Stock Purchase Plan on October 6, 2008 under the terms of that Plan. These shares are not reflected in the table because the amount of shares to be purchased on October 6, 2008 was not determinable as of October 3, 2008.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows certain information as of December 15, 2008 regarding beneficial ownership of the Company’s common stock by (a) each person who, to the Company’s knowledge, beneficially owned more than five percent of the outstanding shares of the Company’s common stock as of that date, (b) each of the executive officers named in the Summary Compensation Table on page 25, (c) each of the Company’s directors and director nominees, and (d) all executive officers, directors and director nominees as a group.

Name and Address (if applicable) of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares(2)
Barclays Global Investors U.K. Holdings Limited	1,960,060	(3)	6.77%
1 Churchill Place, Canary Wharf, London E14 5HP, England
Bank of America Corporation	1,573,221	(4)	5.43%
100 North Tryon Street, Charlotte, NC 28255
Harris Associates L.P.	1,453,073	(5)	5.02%
2 North LaSalle Street, Suite 500, Chicago, IL 60602
Garry W. Rogerson	296,572	(6)	1.02%
President and Chief Executive Officer, Director
G. Edward McClammy	116,585	(7)	—
Senior Vice President and Chief Financial Officer
Martin O’Donoghue	107,316	(8)	—
Senior Vice President, Scientific Instruments
Sergio Piras	79,809	(9)	—
Senior Vice President, Vacuum Technologies
A. W. Homan	48,831	(10)	—
Senior Vice President, General Counsel and Secretary
Allen J. Lauer	122,254	(11)	—
Chairman of the Board
Richard U. De Schutter	58,564	(12)	—
Director, Nominee
James T. Glover	1,000	(13)	—
Director, Nominee
John G. McDonald	60,564	(14)	—
Director
Wayne R. Moon	51,171	(15)	—
Director
Elizabeth E. Tallett	60,402	(16)	—
Director
All Executive Officers, Directors and Director Nominees as a Group	1,059,664	(17)	3.57%
(14 persons)

(1)

For purposes of this table, a person or group of persons is deemed to have beneficial ownership of shares of the Company’s common stock which such person or group has the right to acquire on or within 60 days after December 15, 2008. Unless otherwise indicated, to the Company’s knowledge the person named has sole voting and investment power, or shares voting and/or investment power with such person’s spouse, with respect to all shares beneficially owned by that person.

(2)

The percentage of outstanding shares is based on the 28,959,742 shares outstanding on December 15, 2008. However, for purposes of computing the percentage of outstanding shares of common stock beneficially owned by each person or group of persons, any shares which such person or group of persons has a right to acquire on or within 60 days of December 15, 2008 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage of beneficial ownership of any other person. The percentage of outstanding shares of the Company’s common stock is only reported to the extent it exceeds one percent of the shares of the Company’s common stock outstanding on December 15, 2008.

(3)

As of September 30, 2008, based on a Schedule 13F Holdings Report filed with the Securities and Exchange Commission on November 12, 2008 reporting defined investment discretion as to all of such shares, sole voting authority as to 1,692,623 of such shares, and no voting authority as to 267,437 of such shares.

(4)

As of September 30, 2008, based on a Schedule 13F Combination Report filed with the Securities and Exchange Commission on November 14, 2008 reporting defined investment discretion as to 1,547,852 of such shares, sole voting authority as to 1,329,930 of such shares, shared voting authority as to 19,374 of such shares, and no voting authority as to 2,238 of such shares.

(5)

As of September 30, 2008, based on a Schedule 13F Combination Report filed with the Securities and Exchange Commission on November 10, 2008 reporting sole investment discretion and shared voting authority as to all of such shares.

(6)

Includes (a) 8,588 shares of restricted stock granted under the Omnibus Stock Plan, (b) 244,000 shares which may be acquired on or within 60 days of December 15, 2008 by exercise of stock options granted under the Omnibus Stock Plan, and (c) 43,318 shares held in a trust of which Mr. Rogerson is co-trustee with his wife.

(7)

Includes (a) 5,233 shares of restricted stock granted under the Omnibus Stock Plan, (b) 90,324 shares which may be acquired on or within 60 days of December 15, 2008 by exercise of stock options granted under the Omnibus Stock Plan, and (c) 19,180 shares held in a trust of which Mr. McClammy is co-trustee with his wife.

(8)

Includes (a) 5,233 shares of restricted stock granted under the Omnibus Stock Plan, (b) 88,334 shares which may be acquired on or within 60 days of December 15, 2008 by exercise of stock options granted under the Omnibus Stock Plan.

(9)

Includes (a) 4,199 shares of restricted stock granted under the Omnibus Stock Plan, (b) 34,918 shares which may be acquired on or within 60 days of December 15, 2008 by exercise of stock options granted under the Omnibus Stock Plan.

(10)

Includes (a) 5,233 shares of restricted stock granted under the Omnibus Stock Plan, (b) 28,668 shares which may be acquired on or within 60 days of December 15, 2008 by exercise of a stock option granted under the Omnibus Stock Plan, and (c) 14,930 shares held in a trust of which Mr. Homan is co-trustee with his wife.

(11)

Includes (a) 29,000 shares which may be acquired on or within 60 days of December 15, 2008 by exercise of stock options granted under the Omnibus Stock Plan, (b) 2,564 shares that may be acquired on or within 60 days of December 15, 2008 pursuant to stock units granted under the Omnibus Stock Plan, and (c) 90,690 shares held in a trust of which Mr. Lauer is co-trustee with his wife.

(12)

Includes (a) 44,000 shares which may be acquired on or within 60 days of December 15, 2008 by exercise of stock options granted under the Omnibus Stock Plan, and (b) 2,564 shares that may be acquired on or within 60 days of December 15, 2008 pursuant to stock units granted under the Omnibus Stock Plan.

(13)	All 1,000 shares are held in a trust of which Mr. Glover is co-trustee with his wife.

(14)

Includes (a) 54,000 shares which may be acquired on or within 60 days of December 15, 2008 by exercise of stock options granted under the Omnibus Stock Plan, (b) 2,564 shares that may be acquired on or within 60 days of December 15, 2008 pursuant to stock units granted under the Omnibus Stock Plan, and (c) 2,000 shares held in a trust of which Mr. McDonald is co-trustee with his wife.

(15)

Includes (a) 44,000 shares which may be acquired on or within 60 days of December 15, 2008 by exercise of stock options granted under the Omnibus Stock Plan, (b) 2,564 shares that may be acquired on or within 60 days of December 15, 2008 pursuant to stock units granted under the Omnibus Stock Plan, and (c) 4,607 shares held in a trust of which Mr. Moon is the sole trustee.

(16)

Includes (a) 54,000 shares which may be acquired on or within 60 days of December 15, 2008 by exercise of stock options granted under the Omnibus Stock Plan, and (b) 2,564 shares that may be acquired on or within 60 days of December 15, 2008 pursuant to stock units granted under the Omnibus Stock Plan.

(17)

Includes (a) 33,651 shares of restricted stock granted under the Omnibus Stock Plan, (b) 756,078 shares which may be acquired on or within 60 days of December 15, 2008 by exercise of stock options granted under the Omnibus Stock Plan, (c) 12,820 shares that may be acquired on or within 60 days of December 15, 2008 pursuant to stock units granted under the Omnibus Stock Plan, and (d) certain shares as to which voting and/or investment power is shared (see certain of the foregoing footnotes).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, file with the Securities and Exchange Commission reports of their beneficial ownership and changes in beneficial ownership of Company securities. Based solely on our review of the reports and written representations we have received from our directors and executive officers and the reports filed with the SEC by our ten-percent stockholders, we believe that during fiscal year 2008 all reports required to be filed by our directors, executive officers and ten-percent stockholders were timely filed, except as follows: Mr. Rogerson filed on July 7, 2008 a Form 4 (Statement of Changes in Beneficial Ownership) reporting a single transaction that was required to be reported on or before July 1, 2008; and Mr. Homan filed on December 15, 2008 a Form 5 (Annual Statement of Changes in Beneficial Ownership) that was required to be filed on or before November 17, 2008 to report a single transaction in fiscal year 2008 that was reportable on a Form 5.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we provide an explanation and analysis of the material elements of the compensation provided to our Chief Executive Officer and the four other executive officers named in the Summary Compensation Table on page 25 (referred to as the “named executive officers”). The purpose of this discussion is to provide the context for the specific compensation amounts and arrangements paid and provided to our named executive officers, as described in the tables and narratives following this discussion and analysis.

The Objective of Our Executive Compensation Programs

The principal objective of our executive compensation programs is to attract, retain, motivate and reward individuals with the executive experience and skills necessary for us to achieve our ultimate objective of increasing stockholder value. In order to do this, our executive compensation programs are designed to be competitive with our industry and geographic competitors for executive talent, and to provide near- and long-term financial incentives that reward executives when stockholder value increases, when important strategic objectives are achieved and/or when individual performance objectives are accomplished.

How We Determined Executive Compensation

The Compensation Committee Determines Executive Compensation.    The Compensation Committee of our Board of Directors (the “Committee”) makes all decisions on compensation to our named executive officers. Information about the Committee is provided on page 5 under the heading Meetings and Committees of the Board — Compensation Committee.

The Committee Utilizes a Compensation Consultant.    The Committee annually retains an executive compensation consultant to assist the Committee in making informed decisions on executive compensation. The compensation consultant engaged by the Committee for purposes of establishing fiscal year 2008 executive compensation was Frederic W. Cook & Co., Inc. (“FWC”). FWC was identified and engaged directly by the Committee, and has not provided any other services to the Company (although the Nominating and Governance Committee of our Board separately engaged FWC in 2008 to evaluate compensation paid to our non-employee directors).

FWC was engaged by the Committee to prepare an executive compensation study that would provide objective, third-party advice on both the reasonableness of our executive officer compensation levels compared to that of similarly situated companies and the appropriateness of our executive compensation programs in accomplishing the Committee’s objectives. FWC was also asked to provide specific recommendations for consideration by the Committee.

In conducting this compensation study for the Committee, FWC identified a “peer group” of companies for executive compensation comparison purposes. FWC selected companies that it considered to be major labor- and/or capital-market competitors, broadly similar in revenues and market-capitalization values, or similar in growth and performance potential to Varian. Our management was given an opportunity to provide input to FWC on the peer group companies, but FWC made the final determination on the composition of the peer group (which may change from year to year). The peer group companies identified and used by FWC for executive compensation comparison purposes for fiscal year 2008 were:

Affymetrix, Inc. Beckman Coulter, Inc. Cambrex Corporation Charles River Laboratories, Inc. Coherent, Inc. Cytyc Corporation Dionex Corporation FEI Company	Invitrogen Corporation Mettler-Toledo International Inc. Millipore Corporation PerkinElmer, Inc. Steris Corporation Trimble Navigation Limited Viasys Healthcare Inc. Waters Corporation

In addition to using publicly-available compensation data on these peer group companies, FWC used data from a Radford survey covering technology companies and a Watson Wyatt survey covering the instruments and bio-medical equipment industries.

FWC’s written report to the Committee included a review of our existing executive compensation programs, practices, levels and arrangements, each named executive officer’s compensation relative to the comparative data, and our equity grant practices for all employees (not just for the named executive officers) relative to the comparative data. The report also included an analysis of the Company’s near- and long-term financial performance compared to the peer group companies. FWC’s report also provided recommendations on changes that might be made to our executive compensation programs generally, and to each named executive officer’s compensation. FWC provided its written report in advance of a Committee meeting, at which the lead FWC consultant presented an oral report and responded to questions from members of the Committee.

The CEO Makes Recommendations.    In connection with advising the Committee on executive compensation for fiscal year 2008, the lead FWC consultant met with our Chief Executive Officer, Chief Financial Officer and General Counsel, to solicit input on our executive compensation programs. The CEO then presented to the Committee his recommendations on executive compensation programs, objectives and levels for the named executive officers other than himself. Following completion of fiscal year 2008, he also provided his assessment of the performance of those named executive officers generally, and with specific reference to the operational objectives previously established by the Committee. The CFO reported to the Committee on the Company’s results, forecasts and budgets relative to financial metrics used by the Committee for executive compensation purposes. The General Counsel advised the Committee on governance and regulatory aspects of our executive compensation programs, and maintained Committee records as Secretary to the Committee.

The Committee Makes Compensation Decisions.    The Committee determined the structure of named executive officer compensation programs for fiscal year 2008 at the beginning of the year, after receiving FWC’s report and recommendations, receiving the CEO’s recommendations on compensation for the named executive officers other than himself, and deliberating in executive session (with the Chairman of the Board). After completion of fiscal year 2008, receiving the CFO’s report on the Company’s performance relative to the pre-determined financial objectives for those performance periods, and receiving the CEO’s report and recommendations on the individual performance of the other named executive officers, the Committee made its final determinations on the cash incentive compensation earned for the fiscal year 2008 and fiscal year 2005-2008 performance periods. The Committee’s deliberations and decisions on the CEO’s compensation occurred in executive sessions, attended by the Chairman of the Board and, for portions of those sessions, the lead FWC consultant.

Executive Compensation for Fiscal Year 2008

The six key elements of our executive compensation programs are: base salaries; annual cash bonuses; long-term incentive compensation; deferred compensation; perquisites and other personal benefits; and termination of employment arrangements.

Base Salaries.    Base salaries are intended to compensate our named executive officers for serving as the senior members of our management team, regardless of stockholder returns or Company performance relative to financial objectives. Salaries are also considered an important element of compensation necessary to retain the named executive officers in a competitive marketplace. To accomplish these objectives, the Committee reviews and sets base salaries annually, generally targeting the competitive median specific to each named executive officer’s position, which the Committee considers appropriate to accomplish the purposes of this element of executive compensation. FWC determined the competitive median of base salaries for 2008 using a composite of data from the peer group and the Radford and Watson Wyatt surveys discussed above.

In determining base salaries for fiscal year 2008, the Committee considered the competitive data provided by FWC, and also made subjective assessments of each named executive officer’s relative position, experience, responsibilities, performance and work location. As a result of these considerations, the Committee set annual base salaries for our named executive officers that were at or somewhat above the median of FWC’s comparative data.

Annual Cash Bonuses.    Annual cash bonuses are intended principally to motivate executive officers to achieve pre-determined annual financial and operational improvement objectives set by the Committee to promote achievement of our business strategies and drive increases in stockholder value. Whether a named executive officer receives an annual cash bonus, and if so the amount of that bonus, depends on how well the Company and the executive officer perform relative to financial and individual objectives. The Committee believes that broader financial objectives are appropriate to ensure all of the named executive officers are working together toward those goals, and that individual operational objectives are appropriate to measure and reward different contributions of the executives toward achievement of those goals. These cash awards are made under our stockholder-approved Management Incentive Plan (“MIP”), and are described under the heading Grants of Plan-Based Awards beginning on page 27.

In determining the amount of the targeted annual cash bonus for each named executive officer, the Committee considered for each executive officer FWC’s comparative data for annual cash bonuses and total annual cash compensation (both targeted and actual). The Committee considered and compared against the 75th percentile of the comparative data for total annual cash compensation (base salary plus annual cash bonus) for comparable positions, although it did not necessarily target that 75th percentile. Rather, the Committee considered the position, experience, responsibilities and performance of each named executive officer, along with the FWC reference data. As a result, the named executive officers’ targeted annual cash compensation were somewhat above, the 75th percentile for comparable positions.

Targeted annual cash bonuses are expressed as a percentage of annual base salary. For fiscal year 2008, the CEO’s targeted cash bonus was 100% of his base salary, and the other named executive officers’ targeted cash bonuses were 75% of their respective base salaries. The maximum cash bonus that could have been earned by the CEO was 200% of base salary, and the maximum cash bonus that could have been earned by the other named executive officers was 187.5% of base salary. The Committee established a higher target and maximum bonus opportunity for the CEO, relative to the other named executive officers, because of his position and responsibilities, as well as the comparative data supplied by FWC. The Committee determined to use the same bonus opportunities (as a percentage of base salary) for all other named executive officers because it felt that differences in their base salaries were sufficient to distinguish between their relative positions, experience and responsibilities.

Actual annual cash bonuses earned by each named executive officer depend on (1) the Company’s performance relative to pre-determined financial targets and (2) in the case of executive officers other than the CEO, the executive officer’s performance relative to pre-determined operational objectives, in each case as established by the Committee.

For fiscal year 2008, the Committee selected Company and business segment revenue, return on sales (“ROS”) and operating cash flow (as measured by dividing operating cash flow by net income) as the financial performance measures that would determine annual cash bonuses for the named executive officers. The Committee selected these measures to link bonuses to achievement of our business strategies, to establish appropriate checks and balances among our financial objectives, and to provide the strongest composite of indicators of our overall annual performance. The Committee specified items that would be included or excluded in calculating these metrics, in order to ensure the closest possible alignment with the reasons for selecting those measures. Revenue and ROS were each weighted at 45% (although in the case of Mr. Piras, they were weighted 50% and 40%, respectively, for his business segment) and operating cash flow was weighted at 10%, reflecting the relative importance the Committee placed on these measures as drivers of the Company’s strategies and objectives. The weighting between Company and segment performance for these measures varied by executive officer, to reflect the emphasis the Committee wanted each executive officer to place on specific strategies.

The Committee set specific targets for the revenue, ROS and operating cash flow measures, as well the minimum levels required to earn any bonus and the levels that would earn a maximum bonus. The Committee determined these minimum, target and maximum levels of revenue, ROS and operating cash flow after considering comparable historical and budgeted revenue, ROS and operating cash flow as well as how targeted levels would translate into operating earnings and earnings per share. The Committee established targets that would require significant improvement from the prior year — through a combination of achieving “organic” growth in revenues consistent with industry growth expectations and a consistent relative level of operating cash flow, but a significant improvement in operating profit margins. The Committee felt that the targeted levels of revenue, ROS and operating cash flow should be achievable absent a change in overall economic conditions, and that achievement of the maximum levels of these metrics would be unlikely without extraordinary efforts and results.

For fiscal year 2008, the Committee determined that annual cash bonuses otherwise earned (based on Company and/or business segment performance relative to the financial metrics discussed above) by the named executive officers other than the CEO, could be increased or decreased by as much as 25% based on the Committee’s subjective determination of the extent to which those executive officers met pre-determined operational objectives. Those operational objectives related to improving the quality of the Company’s products and services, improving gross margins (including by improving teamwork within and between business segments and implementing plans to reduce the Company’s high cost structure in the U.S.), and implementing plans to reduce the Company’s taxes in higher tax areas. The CEO’s annual cash bonus was not linked to these objectives because of the limitation on tax deductibility that would result for the Company under Section 162(m) of the Internal Revenue Code discussed below.

For fiscal year 2008, the achieved levels of revenue significantly exceeded the Committee’s targets, the achieved levels of cash flow were mixed, and the achieved levels of ROS were significantly below the Committee’s targets. Under the Committee’s pre-determined formula based on those financial metrics, actual Company and business segment performance ranged from 83% to 119% of the weighted aggregate targeted levels. However, based on the CEO’s assessment and report to the Committee on performance relative to the operational objectives set for the other named executive officers, the Committee reduced the annual cash bonuses otherwise earned for those executive officers by 10% to 25% (reducing payouts to 84% to 91% of the weighted aggregate targeted levels). The Committee also determined, based on a recommendation from the CEO and using its discretion to reduce any award, that the CEO’s annual cash bonus for fiscal year 2008 should also be reduced, by 25% (to 89% of the weighted aggregate targeted level), to reflect the lower than targeted ROS achieved for the year.

Long-Term Incentive Compensation.    Long-term incentive compensation is an important element of our executive compensation program that we use primarily to motivate our named executive officers to increase stockholder value, and secondarily to retain executive officers. The Committee believes that long-term incentive compensation also encourages our executives to identify, pursue and invest in appropriate long-term strategies for increasing stockholder value. Our long-term incentives have been primarily in the form of stock option and restricted stock grants under our stockholder-approved Omnibus Stock Plan. The Committee has also used long-term cash incentives under our MIP, but determined to begin using performance shares awards under the Omnibus Stock Plan beginning with a fiscal year 2008-2010 performance period in lieu of continuing long-term cash incentives.

In determining the total long-term incentive compensation targeted for each named executive officer, the Committee considered for each the 75th percentile of FWC’s comparative data for total long-term incentive compensation and total targeted compensation (annual cash compensation plus total long-term incentive compensation), although the Committee did not necessarily target the 75th percentile. Rather, the Committee considered the position, experience, responsibilities and performance of each named executive officer, along with FWC’s reference data. As a result, targeted total long-term incentive compensation for some named executive officers was below, and for others was above, the 75th percentile for comparable positions.

Stock Options. We use stock options to link executive officer compensation directly to increases in the price of our common stock, which reflects increased stockholder value. All stock options to named executive officers are granted with an exercise price equal to or greater than the market price of our stock on the grant date, and generally require continued employment for three years in order to vest fully. Stock options therefore compensate our named executive officers only if our stock price increases after the date of grant and the executive officer remains employed for the periods required for the stock option to become exercisable. The Committee thus considers stock options a particularly effective incentive and retention tool because it motivates our executive officers to increase stockholder value and remain with the Company.

We are sensitive to the dilutive impact and accounting expense of stock options. Therefore, in determining the number of stock options to grant to the named executive officers, the Committee considered various stock dilution analyses, assessed share usage and equity compensation practices of FWC’s peer group companies, estimated accounting expenses, and considered other forms of equity-based incentive compensation. The Committee also assessed the named executive officers’ individual and collective equity ownership in our stock (including stock options) relative to the peer group data. After these considerations, in fiscal year 2008 the Committee granted our named executive officers stock options to acquire an aggregate of 114,750 shares, or less than 0.4% of our total shares outstanding.

The Committee determined the size of each named executive officer’s stock option after considering other long-term incentive compensation to be utilized (restricted stock and performance shares), the executive officer’s relative position, experience, responsibilities and performance, and FWC’s comparative data for total long-term incentive compensation and total targeted compensation (targeted annual cash plus targeted long-term compensation). The Committee’s objective was to deliver each executive officer’s total targeted long-term incentive compensation through stock options, restricted stock and performance shares in amounts of roughly equal value (as calculated under FAS 123(R)).

Restricted Stock. We use restricted stock to link executive officer compensation directly to the price of our common stock, but we use it primarily as a retention tool. Restricted stock generally requires continued employment for three years in order to vest fully; the executive earns greater compensation if our stock price increases, but is assured of some level of compensation even if our stock price declines. Therefore, unlike stock options, restricted stock provides some level of deferred compensation, and thus encourages executive officers to remain with the Company, during economic or market cycles when our stock price might decline.

As with stock options, we are sensitive to the dilutive impact and the accounting expense of restricted stock. Therefore, in determining the number of shares of restricted stock to grant to the named executive officers, the Committee considered the current value of our common stock, various stock dilution analyses, and share usage and equity compensation practices of FWC’s peer group companies. The Committee also assessed our named executive officers’ individual and collective equity ownership in our stock relative to the peer group data. After these considerations, in fiscal year 2008 the Committee granted our named executive officers an aggregate of 34,000 shares of restricted stock, or approximately 0.1% of our total shares outstanding.

The Committee determined the size of each named executive officer’s restricted stock grant after considering other long-term incentive compensation to be utilized (stock options and performance shares), the executive officer’s relative position, experience, responsibilities and performance, and the FWC’s comparative data for total long-term incentive compensation and total targeted compensation (targeted annual cash plus targeted long-term compensation). The Committee’s objective was to deliver each executive officer’s total targeted long-term incentive compensation through stock options, restricted stock and performance shares in amounts of roughly equal value.

Long-Term Cash Bonuses. In fiscal year 2005, the Committee implemented a long-term cash bonus program under our MIP. This program was designed to motivate our named executive officers to achieve long-term financial objectives consistent with our longer-term business strategies, and to serve as a retention tool. At the time, the Committee had determined that executive officers’ total cash compensation was somewhat low relative to the market data it examined, and decided that a long-term cash bonus program would best address this deficiency. This long-term cash incentive program has comprised of three overlapping multi-year performance periods, for fiscal years 2005-2007, 2006-2008 and 2007-2009. In fiscal year 2008, the Committee determined to replace this long-term cash bonus program with a new performance share award program for the performance period of fiscal years 2008-2010, as discussed below.

In determining the targeted long-term cash bonus for each named executive officer for the fiscal years 2006-2008 performance period, the Committee considered FWC’s comparative data for total targeted long-term incentive compensation for each executive officer, and other long-term incentive compensation to be utilized (stock options and restricted stock).

Targeted long-term cash bonuses are expressed as a percentage of annual base salary as of the end of the first year of the performance period. The CEO’s targeted cash bonus is 100% of his base salary, and the other named executive officers’ targeted cash bonuses are 60% of their respective base salaries. The maximum long-term cash bonuses are twice the targeted bonus. The Committee established a higher target and maximum bonus opportunity for the CEO, relative to the other named executive officers, because of his position, experience and responsibilities, as well as FWC’s comparative data. The Committee determined to use the same bonus opportunities (as a percentage of base salary) for all other named executive officers because it felt that differences in their base salaries were sufficient to distinguish between their relative positions, experience and responsibilities.

Actual long-term cash bonuses earned by each named executive officer depend on the Company’s performance relative to pre-determined financial targets established by the Committee. For the fiscal years 2006-2008 performance period, the Committee established objectives for shareholder return relative to the S&P MidCap 400 Index (weighted 75%) and relative to an absolute shareholder return target (weighted 25%). The Committee selected these measures of shareholder return in order to link long-term cash bonuses more directly to shareholder returns. The Committee selected a mix of relative and absolute measures of shareholder return in order to reward and retain executives who achieve a certain relative shareholder return and a targeted level of absolute shareholder return. The Committee felt that the combination of relative and absolute shareholder return objectives would appropriately account for the effects of any economic cycles during the three-year period.

The Committee determined the relative and absolute shareholder return targets after considering our historical shareholder return on an absolute basis as well as in comparison to various market indexes, including the S&P MidCap 400 Index. The Committee established targets under these relative and absolute measures of shareholder return that required the Company to meaningfully improve its relative stockholder return (within the S&P MidCap 400 Index) and achieve an absolute shareholder return equal to the ten-year average and median annual return of the various indexes, in order for the named executive officers to receive their targeted long-term cash bonuses. The Committee pre-determined the beginning and end dates of the performance period, which were the first business day of fiscal year 2006 and the last business day of fiscal year 2008.

For the fiscal years 2006-2008 performance period, the Company achieved levels of absolute and relative shareholder return that collectively exceeded the target levels established by the Committee. Under the Committee’s pre-determined formula based on those financial metrics, actual performance was 126% of the aggregate weighted targeted level of shareholder return.

Performance Shares. In fiscal year 2008, the Committee decided to replace our long-term cash incentive program with a long-term performance share program for the performance period covering fiscal years 2008-2010. Under this program, vested shares of our common stock could be granted after fiscal year 2010 to our named executive officers depending on the Company’s performance relative to a pre-determined earnings per share (“EPS”) target for fiscal year 2010.

The Committee determined that EPS is an appropriate long-term performance measure in light of the emphasis our investors and the financial community place on this measure, due to its correlation to stock price. The Committee also determined to pay any earned awards in stock rather than cash because of the additional incentive and compensation that delivery of shares would provide if stockholder value increases with achievement of a higher EPS.

As with stock options and restricted stock, we are sensitive to the potential dilutive impact and accounting expense of performance shares. Therefore, in determining the number of performance shares to award to the named executive officers, the Committee considered the current value of our common stock, various stock dilution analyses, and share usage and equity compensation practices of FWC’s peer group companies. The Committee also assessed our named executive officers’ individual and collective equity ownership in our stock relative to the peer group data. After these considerations, the Committee awarded our named executive officers an aggregate of 34,000 targeted performance shares, or approximately 0.1% of our total shares outstanding, for the fiscal year 2008-2010 performance period.

The Committee determined the size of each named executive officer’s targeted performance share award for the fiscal years 2008-2010 performance period after considering other long-term incentive compensation to be utilized (stock options and restricted stock), the executive officer’s relative position, experience, responsibilities and performance, and FWC’s comparative data for total long-term incentive compensation and total targeted compensation (targeted annual cash plus targeted long-term compensation). The Committee’s objective was to deliver each executive officer’s total targeted long-term incentive compensation through stock options, restricted stock and performance shares in amounts of roughly equal value.

The maximum number of performance shares that could be issued to each named executive officer (if the maximum specified level of EPS is achieved) is twice the targeted number of performance shares, and the fewest number of performance shares that could be issued to each executive officer (if the minimum specified level of EPS is achieved) is 30% of the targeted number of performance shares. The Committee established a higher minimum, target and maximum performance share opportunity for the CEO, relative to the other named executive officers, because of his position, experience and responsibilities, as well as FWC’s comparative data.

The Committee determined the minimum, target and maximum EPS for fiscal year 2010 after considering the compound annual growth rate in EPS through fiscal year 2010 that each level would require and the effect such an EPS should have on shareholder value. The Committee established a target EPS that should be achievable absent a change in overall economic conditions during the three-year performance period, and established a maximum EPS that would be very difficult to achieve without extraordinary efforts and results.

Deferred Compensation.    Executive officers (other than Mr. Piras, who cannot participate because he is a resident of Italy) are eligible to participate in our tax-qualified (401(k)) Retirement Plan on the same terms as all other U.S. employees. However, because it is tax-qualified, the plan is subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the named executive officers).

In order to compensate these more highly-compensated employees for retirement contributions that they are not able to make to their 401(k) plan accounts due to Internal Revenue Service limitations, the Committee established a Supplemental Retirement Plan (“SRP”) under which these employees may make elective deferrals of certain compensation and will receive unfunded Company contributions equivalent to what they would have received in their 401(k) plan account were it not for the Internal Revenue Code limitations on deferrals and Company contributions to their 401(k) accounts.

Account balances (individual deferrals plus Company contributions) are credited quarterly with imputed interest at a rate determined by the Committee. That rate is currently set at 120% of the long-term applicable federal rate, compounded quarterly. The Committee determined that this rate is an appropriate market-based rate that also takes into account the inability of participants in the SRP to select how to invest their deferrals and Company contributions (as they may with their 401(k) plan accounts).

FWC reviewed the SRP and assessed it to be comparable to what is generally offered within the peer group used by FWC for comparative purposes. The Committee considers the SRP to be a reasonable and appropriate program because it allows the named executive officers to accumulate retirement benefits at a rate, relative to their overall income, that is comparable to the rate that other employees are able to accumulate retirement benefits, and promotes executive officer retention by offering a deferred compensation and supplemental retirement plan that is comparable to and competitive with what is offered by other companies in FWC’s peer group of companies.

As a senior executive of our wholly-owned subsidiary in Italy, Mr. Piras is covered under a national labor agreement (“CCNL”) for “Industrial Dirigenti” (industry executives) in Italy. Under this union agreement, Mr. Piras and the Company contribute to, and Mr. Piras is eligible to receive supplemental retirement benefits under, a defined contribution plan (Previndai). In addition, the Company is required under Italian law to accrue and eventually pay to Mr. Piras a lump-sum amount (TFR) when his employment terminates (regardless of the reason for that termination). These benefits are described under the heading Nonqualified Deferred Compensation beginning on page 31 and under the heading Potential Payments Upon Termination of Employment beginning on page 33.

Perquisites and Other Personal Benefits.    Our named executive officers are provided with an automobile that is leased or purchased by the Company (and replaced every three years or 60,000 miles, whichever occurs first). There is a “cap” on the Company-paid portion of the purchase price for the car. That “cap” is currently $81,500 for the CEO, €61,000 for Mr. Piras and $62,000 for the other named executive officers. The Company insures the car under its insurance programs, pays all registration, license, taxes and other fees on the car, reimburses the executive officer for all gas and maintenance costs on the car, and reimburses the executive officer for taxes (by way of “gross up”) on income imputed for personal use of the car.

The individual “caps” were established by the Committee after considering the type of cars that those amounts would allow the executive to select and the general rate of inflation on the price of those cars, and those “caps” vary because the Committee determined that they should take into account the executive officer’s relative position and responsibilities (and, in the case of Mr. Piras, the relative cost in local currency of a comparable vehicle in Italy).

For our named executive officers who frequently drive on business (for example between our two facilities in Northern California), use of a Company-provided car serves a business purpose. Executive officers’ use of a Company-provided car is otherwise a perquisite that the Committee has determined is reasonable and consistent with FWC’s comparative data, and reasonable in the context of the overall compensation levels of our named executive officers.

Termination of Employment Arrangements.

In the Event the Company Terminates Employment. Other than Mr. Piras and except for certain circumstances relating to a change in control of the Company (both discussed below), none of our named executive officers have an employment agreement or termination of employment arrangement. Instead, those named executive officers are employed “at will”, which means that the Company may terminate their employment at any time with or without cause and without advance notice. Therefore, other than in the context of a change in control of the Company, those named executive officers may receive only the same severance benefit as would be provided to other salaried (“exempt”) U.S. employees, under a discretionary severance plan, if their employment is terminated by the Company as part of a “reduction in force”. That severance benefit is four weeks of base pay plus one week of base pay for each full year of service beyond four years.

Mr. Piras is entitled to certain employment protections and severance benefits under the CCNL (the national labor agreement described above) and Italian law. These protections and benefits are described under the heading Potential Payments Upon Termination of Employment beginning on page 33. Mr. Piras is provided with no more employment protections or severance benefits than are required under the CCNL or Italian law (except under his change in control agreement, which is discussed below).

Retirement, Death and Disability Arrangements. If a named executive officer retires (as defined pursuant to our retirement policies applicable to other employees in the same location), dies or becomes disabled, his or her outstanding incentive compensation will be treated as follows (which in each case is the same as for other employees participating in the same incentive compensation programs):

•

Any unvested stock options granted during or prior to fiscal year 2007 will vest in full, and any unvested stock options granted in fiscal year 2008 will vest in full if the retirement, death or disability occurs at least one year after the grant date (if not, only a pro rata portion of the unvested stock option will vest) — and such stock options will be exercisable for three years following the date of retirement or disability (unless the option term ends sooner) and for three years following the date of death regardless of the option term;

•

Any unvested restricted stock granted in fiscal year 2006 will terminate without vesting, any unvested restricted stock granted in fiscal year 2007 will vest in full, and any unvested restricted stock granted in fiscal year 2008 will vest in full if the retirement, death or disability occurs at least one year after the grant date (if not, only a pro rata portion of the unvested restricted stock will vest);

•

A pro rata amount of any annual cash bonus earned for the fiscal year in which the retirement, death or disability occurs (calculated on the basis of the actual results for that year, as determined by the Committee after the year) will be paid;

•

The full amount of any long-term cash bonus earned for any long-term performance period pending when the retirement, death or disability occurs (calculated on the basis of the actual results for that period, as determined by the Committee after the period) will be paid; and

•

Any unvested performance shares granted for the fiscal years 2008-2010 performance period will vest in full if the retirement, death or disability occurs at least one year after the grant date (if not, only a pro rata portion of the unvested performance shares will vest), calculated on the basis of actual results for that period, as determined by the Committee after the period.

The Committee considers these terms relating to retirement, death or disability to be reasonable and customary. Some of these terms were recently established by the Committee, based on FWC’s recommendations, in order to minimize the incentive for an executive officer or other key employee who is eligible for retirement to time their retirement at the end of the calendar year when incentive compensation vests or becomes payable, ensure that an executive officer or other key employee eligible for retirement does not receive the full benefit of incentive compensation unless he or she remains for at least one year, encourage executive officers and other key employees to remain with the Company long enough to become eligible for retirement, and provide additional death and disability benefits reflecting the executive officer’s incentive compensation (which compensation may not be fully addressed under our standard life and disability benefit programs). Only two of our named executive officers are currently eligible for retirement — Mr. Rogerson and Mr. Piras.

Change in Control Agreements. We have entered into a change in control agreement with each of our named executive officers. These agreements provide certain severance benefits in the event of a change in control of the Company, such as a tender offer or merger resulting in the Company being acquired by another company, that results in the termination of the executive’s employment or a material change in his or her responsibilities, compensation or work location. The Committee and our Board of Directors believe that the prospect of such a change in control would likely result in our executive officers facing personal uncertainties and distractions from how a change in control might affect them. The Committee and our Board therefore determined to offer change in control agreements to our named executive officers that would allow them to focus solely on the best interests of our stockholders in the event of a possible, threatened or pending change in control, and encourage them to remain with the Company despite the possibility that a change in control might affect them adversely. These change in control agreements therefore serve as an important retention tool and ensure that personal uncertainties do not dilute our executive’s complete focus on promoting stockholder value.

The change in control agreements with our named executive officers accomplish this by providing for reasonable severance benefits in the event that a change in control of the Company occurs and within 18 months thereafter the executive officer’s employment is terminated without cause or the executive officer resigns due to a material change in responsibilities, compensation or work location. The primary severance benefit is a lump-sum cash payment calculated from a multiple of the executive officer’s annual cash compensation. That multiple, which ranges from 2.5 to 2.99, was determined by the Committee based on FWC’s comparative data. See page 34 (under the heading Change in Control Agreements) for more details on these change in control agreements.

FWC reviewed our change in control agreements as part of its overall executive compensation review, and provided the Committee with a competitive comparison and assessment. Based on this review, the Committee recommended and the Board approved (in fiscal year 2008) amendments to these agreements so that they are no more or less competitive than what was indicated by FWC’s comparative data.

Other Compensation-Related Policies and Practices

Stock Ownership Guidelines.    The Committee adopted in February 2004 stock ownership guidelines for our named executive officers, in order to further align their personal interests with those of stockholders. Under these guidelines, our CEO is expected to hold shares of our stock (which include unvested restricted stock but not stock options) with a market value equal to three times his annual base salary. The other named executive officers are expected to hold shares of our stock with a market value equal to their respective annual base salaries. Our named executive officers have five years from when they first become subject to these guidelines to achieve these levels of stock ownership. The current value of stock holdings (including restricted stock and targeted performance shares) of each of our named executive officers exceeds their applicable stock ownership guideline.

Stock Option and Restricted Stock Approval and Grant Practices and Procedures.    Since we became a separate company in 1999, all stock options and restricted stock have been approved by one of two committees of our Board of Directors — the Compensation Committee for grants to executive officers, and the Stock Committee for grants to other employees. Grants by the Stock Committee (comprised of our CEO and our non-executive Chairman of the Board) are pursuant to specific delegations of authority from the Compensation Committee, which delegations include individual grant limits, aggregate grant limits and specification of grant terms.

Stock options approved by these Committees have always been subject to a requirement that they be granted not earlier than the date of approval and with an exercise price that is not less than the fair market value (as defined the Omnibus Stock Plan) on the date of grant. Prior to September 2006, the Compensation Committee on rare occasions, and the Stock Committee as a regular practice, approved grants by unanimous written consent of the Committee. These committees adopted new procedures in September 2006 whereby all stock option and restricted stock approvals are, except in rare and special circumstances, approved only in an actual meeting of the Committee, which meetings are held once each quarter. In those unusual circumstances where it is decided that an approval will be made by unanimous written consent, the approval will not be considered made until the final signed written consent is received by the Committee’s Secretary.

Although the Committee does not have a formal policy against approving or granting stock options or restricted stock during periods when the Committee or our management are in possession of material, non-public information (e.g., during our quarterly “black-outs” on trading in Company stock), as a matter of practice the regular meetings of the Compensation Committee and the Stock Committee at which they approve stock option and restricted stock grants are held after we have publicly announced our quarterly financial results.

Except in the case of a promoted or new executive officer, stock option and restricted stock grants to executive officers are approved and made annually at the same time that annual grants are made to other key employees, typically in November or December after the public announcement of our fourth fiscal quarter (full year) financial results.

Tax Considerations.    Section 162(m) of the Internal Revenue Code generally limits a company’s ability to deduct for tax purposes compensation in excess of $1,000,000 paid in any single tax year to the chief executive officer or any of the next three most highly compensated executive officers other than the CFO, unless that compensation is deemed to be performance-based in accordance with Section 162(m). Our Omnibus Stock Plan and Management Incentive Plan are designed and approved by stockholders so that incentive compensation may be performance-based in accordance with Section 162(m), and most of our incentive compensation programs for executive officers are structured to preserve tax deductibility under Section 162(m). However, the Committee considers it essential to structure a compensation program that will attract, retain, motivate and reward executives with the experience, skills and proven ability to maximize stockholder returns. Accordingly, the Committee considers the tax deductibility of executive officer compensation programs, but has chosen to approve certain compensation that has limited tax deductibility under Section 162(m) where such compensation serves the Committee’s compensation objectives.

In particular, the Committee has granted restricted stock that was not granted and will not vest based on pre-determined performance objectives meeting the requirements of Section 162(m). Therefore, for each named executive officer, the value of that restricted stock when it vests will count toward the $1,000,000 deductibility limit under Section 162(m). The Committee determined that restricted stock is nonetheless a valuable retention tool and important component of the overall compensation program for our named executive officers. The Committee also determined that it is appropriate to establish individual performance objectives for our named executive officers other than the CEO, and to subjectively assess performance relative to those objectives, for purposes of determining annual cash bonuses. This means that annual cash bonuses to these executive officers will count toward the $1,000,000 deductibility limit under Section 162(m).

These elements of compensation that are not qualified under Section 162(m) will only be non-deductible to the Company if, as to any particular named executive officer, the total amount of that compensation, when combined with that executive’s salary and imputed income for certain benefits, exceeds $1,000,000 in any given year.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on those reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Elizabeth E. Tallett (Chairman)
Richard U. De Schutter	James T. Glover
John G. McDonald	Wayne R. Moon

(1)

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material”, “filed” or incorporated by reference into any filing by the Company with the Securities and Exchange Commission, except to the extent that the Company specifically incorporates that information by reference into a document filed under the Securities Act of 1933 or the Exchange Act of 1934.

EXECUTIVE COMPENSATION INFORMATION

Provided below is certain information on compensation earned by the Company’s executive officer, principal financial officer and three other most highly compensated executive officers and on compensatory arrangements with those executive officers (our “named executive officers”) during fiscal years 2008 and 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
Garry W. Rogerson President and Chief Executive Officer	2008 2007	$ $	703,297 606,924	$ $	1,033,001 1,069,669	$ $	864,511 1,863,648	$ $	1,308,299 1,443,650	$2,288 —	$ $	170,281 121,489	$ $	4,081,677 5,105,380
G. Edward McClammy Senior Vice President and Chief Financial Officer	2008 2007	$ $	352,885 332,478	$ $	438,264 195,013	$ $	566,782 379,894	$ $	476,068 570,204	— —	$ $	86,262 68,822	$ $	1,920,261 1,546,411
Martin O’Donoghue Senior Vice President, Scientific Instruments	2008 2007	$ $	329,056 297,905	$ $	244,998 166,765	$ $	465,550 484,671	$ $	410,193 481,073	— —	$ $	77,723 61,909	$ $	1,527,520 1,492,323
Sergio Piras(6) Senior Vice President, Vacuum Technologies	2008 2007	$ $	371,075 314,669	$ $	276,717 285,587	$ $	244,945 344,511	$ $	442,528 547,227	— —	$ $	342,524 120,857	$ $	1,677,789 1,612,851
A. W. Homan Senior Vice President, General Counsel and Secretary	2008 2007	$ $	302,630 284,241	$ $	244,998 166,765	$ $	356,828 346,190	$ $	405,941 486,760	— —	$ $	90,482 78,337	$ $	1,400,879 1,362,293

(1)

Consists of restricted stock granted under our Omnibus Stock Plan. These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate expense recognized by the Company for financial statement reporting purposes in fiscal years 2008 and 2007 in accordance with FAS 123(R) for restricted stock granted in fiscal years 2005 through 2008. The amounts shown for Mr. Rogerson and Mr. Piras reflect that they were eligible for retirement during fiscal years 2008 and 2007 and the amount shown for Mr. McClammy reflects that he will become eligible for retirement in fiscal year 2009, which increased the amounts reported since retirement would result in acceleration of all unvested restricted stock. The assumptions used to calculate the value of these restricted stock grants are set forth in Note 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2008, filed with the SEC on November 26, 2008, and Note 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2007, filed with the SEC on November 21, 2007.

(2)

Consists of nonqualified stock options granted under our Omnibus Stock Plan. These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate expense recognized by the Company for financial statement reporting purposes in fiscal years 2008 and 2007 in accordance with FAS 123(R) (but disregarding for this table the estimate of forfeitures related to service-based vesting conditions), for stock options granted in fiscal years 2004 through 2008. The amounts shown for Mr. Rogerson and Mr. Piras reflect that they were eligible for retirement during fiscal years 2008 and 2007 and the amount shown for Mr. McClammy reflects that he will become eligible for retirement in fiscal year 2009, which increased the amounts reported since retirement would result in acceleration of all unvested options. The assumptions used to calculate the value of these stock options are set forth in Note 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2008, filed with the SEC on November 26, 2008, and Note 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2007, filed with the SEC on November 21, 2007.

(3)	Consists of the following cash bonuses paid under our Management Incentive Plan (the “MIP”) for the performance periods indicated:

Name	Performance Period
	Annual Fiscal Year 2008(a)	Long-Term Fiscal Years 2006-2008(b)
Garry W. Rogerson	$614,859	$693,440
G. Edward McClammy	$231,392	$244,676
Martin O’Donoghue	$202,691	$207,502
Sergio Piras	$216,862	$225,666
A. W. Homan	$198,439	$207,502

(a)	For an explanation of the material terms of this annual cash bonus under our MIP, see footnote (1) to the Grants of Plan-Based Awards table on page 27.
(b)

For an explanation of the material terms of this long-term cash bonus award under our MIP, see the explanation under the heading Long-Term Cash Bonuses beginning on page 18 in the Compensation Discussion and Analysis.

Name	Performance Period
	Annual Fiscal Year 2007	Long-Term Fiscal Years 2005-2007
Garry W. Rogerson	$1,165,500	$278,150
G. Edward McClammy	$466,398	$103,806
Martin O’Donoghue	$394,290	$86,783
Sergio Piras	$436,525	$110,702
A. W. Homan	$399,977	$86,783

(4)

Consists only of Mr. Rogerson’s pension entitlement under the Varian Limited Pension & Life Assurance Plan (further described under the heading Pension Benefits beginning on page 31). No amount is reported for Mr. Rogerson for fiscal year 2007 because there was a negative change of £1,200 (equal to $2,472, at an exchange rate of $2.06/£1.00) in the value of Mr. Rogerson’s pension entitlement during that year.

(5)	Consists of the following amounts for fiscal year 2008:

Name	Company- Matching Contributions to Tax- Qualified 401(k) Defined Contribution Plan(a)	Company Contributions to Nonqualified Defined Contribution Plans(b)	Aggregate Incremental Cost for Company- Leased Automobile(c)	Reimbursement of Taxes (“Gross-Up”) on Imputed Income for Personal Use of Company- Leased Automobile	Other(d)
Garry W. Rogerson	$12,669	$114,150	$29,905	$13,557	—
G. Edward McClammy	$13,312	$41,174	$19,823	$11,953	—
Martin O’Donoghue	$13,457	$34,417	$17,979	$11,870	—
Sergio Piras	—	$114,182	$46,212	—	$182,130
A. W. Homan	$13,464	$33,047	$27,408	$16,563	—

(a)

The named executive officers (other than Mr. Piras, because he is not a U.S. resident) are eligible to participate in this plan and receive Company-matching contributions (subject to certain IRS limitations) on the same terms as other eligible U.S. employees.

(b)	Consists of certain amounts described and also reported under the heading Nonqualified Deferred Compensation beginning on page 32.
(c)

Consists of the Company’s total incremental cost of providing to the named executive officer a Company-leased or -purchased car (including reimbursement of all gas and maintenance costs), which the executive officer may use for both business and personal travel. To the extent the car is used for business travel, providing the car serves a business purpose and does not provide a personal benefit. However, because executive officers are not required to separately record their business and personal use of the car, the total incremental cost of providing the car is reported here as a personal benefit.

(d)

The amount reported for Mr. Piras consists of $17,973 in Company-paid premiums for supplemental medical, disability and life insurance; $6,471 in supplemental per diem compensation for business travel; and $157,686 for previously accrued and unused vacation time, which amount was paid to Mr. Piras in fiscal year 2008 (and would otherwise have been paid to him upon termination of his employment). These amounts were incurred or paid because Mr. Piras is employed by our wholly-owned subsidiary and resides in Italy, and as a senior executive in Italy is covered under a national labor agreement (“CCNL”) for “Industrial Dirigenti” (industry executives) in Italy that requires these compensatory arrangements.

(6)

Because Mr. Piras is employed by our wholly-owned subsidiary and resides in Italy, his compensation other than equity-based compensation is paid in Euros. The amounts reported in this table for Mr. Piras are converted from Euros to U.S. Dollars using an exchange rate on or about the payment dates for such amounts (which exchange rates ranged from $1.29 /€1.00 to $1.59 /€1.00 for fiscal year 2008 and from $1.26/€1.00 to $1.48/€1.00 for fiscal year 2007).

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to our named executive officers during fiscal year 2008. The stock option, restricted stock and performance share awards shown in this table are also reported in the Outstanding Equity Awards at Fiscal Year-End table on page 29, and certain of these awards are also shown in the Summary Compensation Table on page 25.

Grants of Plan-Based Awards

Fiscal Year 2008

Name	Grant Date	Period	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Garry W. Rogerson	9/11/07	2008	$207,000		$690,000		$1,380,000
	11/8/07	2008-2010							4,500	15,000	30,000
	12/7/07	2008										15,000	45,000	$69.44	$2,092,800

G. Edward McClammy	9/11/07	2008	$58,426		$259,670		$649,176
	11/8/07	2008-2010							1,500	5,000	10,000
	12/7/07	2008										5,000	16,000	$69.44	$720,960

Martin O’Donoghue	9/11/07	2008	$54,481		$242,135		$605,339
	11/8/07	2008-2010							1,500	5,000	10,000
	12/7/07	2008										5,000	25,000	$69.44	$931,200

Sergio Piras	9/11/07	2008	$57,986	(6)	$257,717	(6)	$644,293	(6)
	11/8/07	2008-2010							1,200	4,000	8,000
	12/7/07	2008										4,000	12,750	$69.44	$575,600

A. W. Homan	9/11/07	2008	$50,105		$222,690		$556,725
	11/8/07	2008-2010							1,500	5,000	10,000
	12/7/07	2008										5,000	16,000	$69.44	$720,960

(1)

These are cash bonus awards under our Management Incentive Plan (the “MIP”). Under these awards, the named executive officers were eligible to receive a cash payout depending upon Company and/or business segment performance relative to pre-determined targets for pre-defined measures of revenue, return on sales (“ROS”) and operating cash flow (operating cash flow divided by net income, “Cash Flow”) for fiscal year 2008. For the executive officers other than Mr. Rogerson, the Committee also established individual operational objectives for fiscal year 2008 that could have resulted in a determination by the Committee to increase individual payouts otherwise earned (based on revenue, ROS and Cash Flow) by up to 25% (subject to the maximum award permitted under the Plan) or decrease individual payouts by up to 25%. The amounts shown in the Threshold column are those that would have been paid if the exact minimum or threshold levels of revenue, ROS and Cash Flow established by the Committee had been achieved, and assume that those amounts were then reduced by the maximum 25% for performance relative to the individual operational objectives; these amounts equal 30% of annual base salary in the case of Mr. Rogerson and approximately 17% of annual base salary in the case of the other named executive officers (in each case, annual base salary at the end of fiscal year 2008). The amounts shown in the Target column are those that would have been paid if the exact targeted levels of revenue, ROS and Cash Flow established by the Committee had been achieved, and assume that those amounts were not then adjusted for performance relative to the individual operational objectives; these amounts equal 100% of annual base salary in the case of Mr. Rogerson and 75% of annual base salary in the case of the other named executive officers. The amounts shown in the Maximum column are those that would have been paid if the maximum levels of revenue, ROS and Cash Flow established by the Committee had been achieved or exceeded, and assume that those amounts were then increased by the maximum 25% for performance relative to the individual operational objectives; these amounts equal 200% of annual base salary in the case of Mr. Rogerson and 187.5% of annual base salary in the case of the other named executive officers. If the revenue, ROS and Cash Flow had not at least equaled the minimum (threshold) targeted levels, no payout would have been earned. Even if the maximum payout had otherwise been earned, the amount payable would have been reduced if the aggregate payouts under the MIP to all participants for fiscal year 2008 would have exceeded 8% (before incentive compensation) of the Company’s earnings before interest and taxes (“EBIT”) for fiscal year 2008; if this limit would have been exceeded, all annual MIP payouts would have been reduced on a pro-rata basis. In addition, regardless of actual performance relative to the pre-determined targets and objectives, the Committee retained discretion to reduce or eliminate any amount that otherwise would be payable. An otherwise earned and approved MIP payout would only have been made if the named executive officer was employed on the payment date approved by the Committee (although, in the cases of Messrs. Rogerson and Piras, a pro rata award based on actual results would have been made had they retired during fiscal year 2008, since both were eligible for retirement during fiscal year 2008 under the

Company’s retirement policy). The amounts reported in this table are “estimated future payouts” as they existed at the time the award was made; the actual cash payouts to each executive officer are included in the amounts reported in the Summary Compensation Table on page 25 and are further described in footnote (3) to that table.

(2)

These are shares of the Company’s common stock that may be issued and vest after fiscal year 2010 under performance shares granted under our Omnibus Stock Plan. Under these performance shares, the named executive officers are eligible to receive shares of common stock following fiscal year 2010 depending upon Company performance relative to a pre-determined target for earnings per share (“EPS”) for fiscal year 2010. The number of shares shown in the Threshold column are those that will be issued and vested if the exact minimum or threshold level of EPS established by the Committee is achieved. The number of shares shown in the Target column are those that will be issued and vested if the exact targeted level of EPS established by the Committee is achieved. The number of shares shown in the Maximum column are those that will be issued and vested if the maximum level of EPS established by the Committee is achieved or exceeded. If the EPS does not at least equal the minimum (threshold) targeted level, no shares will be issued. An otherwise earned and approved issuance of shares will only be made if the named executive officer is employed on the issuance date approved by the Committee (except in the event of termination of employment due to death, disability or qualifying retirement, in which case all shares actually earned based on fiscal year 2010 performance will be issued and vest following fiscal year 2010 if the employment so terminates after fiscal year 2008, or a pro rata portion of such shares actually earned based on fiscal year 2010 performance will be issued and vest following fiscal year 2010 if the employment so terminates during fiscal year 2008). Dividends, if any, will only be paid on any actual shares issued pursuant to these performance shares. Payment of taxes relating to the issuance of actual shares will be satisfied by withholding a portion of the shares, unless the Company requires or otherwise permits the recipient to make alternative arrangements satisfactory to the Company.

(3)

These are restricted shares of the Company’s common stock granted under our Omnibus Stock Plan. Assuming continued employment, these restricted shares will vest in three equal annual installments over three years from the grant date (except in the event of termination of employment due to death, disability or qualifying retirement, in which case all such shares will vest on the date that employment so terminates if such termination occurs on or after the first anniversary of the grant date, or a pro rata portion of such shares will vest on the date that employment so terminates if such termination occurs before the first anniversary of the grant date). Dividends, if any, are paid on such shares while subject to restrictions. Payment of taxes relating to the issuance of actual shares will be satisfied by withholding a portion of the shares, unless the Company requires or otherwise permits the recipient to make alternative arrangements satisfactory to the Company.

(4)

These are shares of the Company’s common stock that may be acquired by exercise of nonqualified stock options granted under our Omnibus Stock Plan. Assuming continued employment, these stock options will vest in three equal annual installments over three years from the grant date (except in the event of termination of employment due to death, disability or qualifying retirement, in which case all of such option will vest on the date that employment so terminates if such termination occurs on or after the first anniversary of the grant date, or a pro rata portion of such option will vest on the date that employment so terminates if such termination occurs before the first anniversary of the grant date). These stock options have an exercise price equal to or greater than the closing market price per share of the Company’s common stock on the grant date and expire no later than ten years after the grant date (except in the event of death, in which case they expire three years after the date of death). Payment of taxes due upon exercise and, at the discretion of the Compensation Committee of the Company’s Board of Directors, payment of the exercise price may be made by delivery of already-owned shares.

(5)

These amounts do not reflect compensation actually received. Rather, these amounts represent the grant-date fair value calculated in accordance with FAS 123(R). The assumptions used to calculate the value of these restricted stock and stock option grants are set forth in Note 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2008, filed with the SEC on November 26, 2008.

(6)	These amounts reported for Mr. Piras are converted from Euros to U.S. Dollars using an exchange rate on the last day of fiscal year 2008, which exchange rate was $1.39/ €1.00.

OUTSTANDING EQUITY AWARDS

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal year 2008 (which ended on October 3, 2008). Certain of the stock option and restricted stock awards shown in this table (those granted in fiscal year 2008) are also reported in the Grants of Plan-Based Awards table on page 27.

Outstanding Equity Awards at Fiscal Year-End

Fiscal Year 2008

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Garry W. Rogerson	99,000	(2)	0	$38.14	11/10/2013	11,000	(8)	$448,250	4,500	(11)	$183,375
	60,000	(3)	30,000	$42.51	11/10/2012	6,328	(9)	$257,866
	20,000	(4)	40,000	$45.04	12/04/2016	9,852	(10)	$401,469
	0	(5)	45,000	$69.44	12/07/2017

G. Edward McClammy	30,000	(2)	0	$38.14	11/10/2013	4,000	(8)	$163,000	1,500	(11)	$61,125
	11,656	(6)	0	$36.18	11/11/2011	3,800	(9)	$154,850
	20,000	(3)	10,000	$42.51	11/10/2012	5,000	(10)	$203,750
	6,667	(4)	13,333	$45.04	12/04/2016
	0	(5)	16,000	$69.44	12/07/2017

Martin O’Donoghue	5,000	(2)	0	$38.14	11/10/2013	4,000	(8)	$163,000	1,500	(11)	$61,125
	25,000	(7)	0	$41.88	05/10/2014	3,800	(9)	$154,850
	20,000	(3)	10,000	$42.51	11/10/2012	5,000	(10)	$203,750
	10,000	(4)	20,000	$45.04	12/04/2016
	0	(5)	25,000	$69.44	12/07/2017

Sergio Piras	16,667	(3)	8,333	$42.51	11/10/2012	3,000	(8)	$122,250	1,200	(11)	$48,900
	1	(4)	11,333	$45.30	12/04/2016	3,066	(9)	$124,940
	0	(5)	12,750	$69.44	12/07/2017	4,000	(10)	$163,000

A. W. Homan	0	(3)	10,000	$42.51	11/10/2012	4,000	(8)	$163,000	1,500	(11)	$61,125
	6,667	(4)	13,333	$45.04	12/04/2016	3,800	(9)	$154,850
	0	(5)	16,000	$69.44	12/07/2017	5,000	(10)	$203,750

(1)	Amounts shown are based on the closing per share price of the Company’s common stock on October 3, 2008, the last day of fiscal year 2008, which price was $40.75.

(2)	This stock option was granted on November 10, 2003, and vested in three equal annual installments over three years from that date.

(3)	This stock option was granted on November 10, 2005, and vested in three equal annual installments over three years from that date.

(4)

This stock option was granted on December 4, 2006, and assuming continued employment vests in three equal annual installments over three years from that date (except in the event of termination of employment due to death, disability or qualifying retirement, in which case all such shares will vest on such the date that employment so terminates).

(5)

This stock option was granted on December 7, 2007, and assuming continued employment vests in three equal annual installments over three years from that date (except in the event of termination of employment due to death, disability or qualifying retirement, in which case all such shares will vest on such the date that employment so terminates).

(6)	This stock option was granted on November 11, 2004, and vested in three equal annual installments over three years from that date.

(7)	This stock option was granted on May 10, 2004, and vested in three equal annual installments over three years from that date.

(8)	These restricted shares were granted on November 10, 2005, and vested on the third anniversary of that date.

(9)

These restricted shares were granted on December 4, 2006, and assuming continued employment vest in three equal annual installments over three years from that date (except in the event of termination of employment due to death, disability or qualifying retirement, in which case all such shares will vest on the date employment so terminates).

(10)

These restricted shares were granted on December 7, 2007, and assuming continued employment vest in three equal annual installments over three years from that date (except in the event of termination of employment due to death, disability or qualifying retirement, in which case all such shares will vest on the date employment so terminates).

(11)

These targeted performance share awards were granted on November 8, 2007. Shares actually earned (based on Company performance relative to a pre-determined target for earnings per share (“EPS”) for fiscal year 2010) will be issued and vest following fiscal year 2010. The number of shares shown is the threshold or minimum number of shares of that will be issued and vested if the exact minimum or threshold level of EPS established by the Committee is achieved. An otherwise earned and approved issuance of shares will only be made if the named executive officer is employed on the issuance date approved by the Committee (except in the event of termination of employment due to death, disability or qualifying retirement, in which case all shares actually earned based on fiscal year 2010 performance will be issued and vest following fiscal year 2010 if the employment so terminates after fiscal year 2008, or a pro rata portion of such shares actually earned based on fiscal year 2010 performance will be issued and vest following fiscal year 2010 if the employment so terminates during fiscal year 2008). These performance share awards are further described under the heading Grants of Plan-Based Awards beginning on page 27.

OPTIONS EXERCISED AND STOCK VESTED

The following table shows all stock options that were exercised and all restricted stock that was vested, and the aggregate values that were realized on those exercises and vestings, for each of the named executive officers during fiscal year 2008 (which ended on October 3, 2008).

Options Exercised and Stock Vested

Fiscal Year 2008

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Garry W. Rogerson	84,000	$2,372,213	16,334	$1,122,800
G. Edward McClammy	64,344	$2,070,207	5,250	$360,934
Martin O’Donoghue	21,000	$549,879	5,250	$360,934
Sergio Piras	44,666	$1,350,420	4,534	$311,500
A. W. Homan	28,000	$765,130	5,250	$360,934

(1)

The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares acquired by exercise of the option.

(2)	The value realized equals the fair market value of the Company’s common stock on the date of vesting, multiplied by the number of shares vested.

PENSION BENEFITS

Except for Mr. Rogerson, none of our named executive officers participates in any defined benefit or pension plan. Mr. Rogerson participates in the defined benefit (pension) plan described below only because of his employment with Varian, Ltd., our wholly-owned subsidiary in the U.K., from September 1979 to September 1983. The Varian Limited Pension & Life Assurance Plan, in which Mr. Rogerson is a deferred participant, provides for pension benefits payable to Mr. Rogerson upon reaching age 65. Pension benefits are based primarily on his compensation and years of creditable service with Varian Ltd., as specified in the Plan. The funding policy is consistent with requirements in the U.K.

Pension Benefits

Fiscal Year 2008

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Garry W. Rogerson	Varian Limited Pension & Life Assurance Plan	4	$42,064	$0
G. Edward McClammy	—	—	—	—
Martin O’Donoghue	—	—	—	—
Sergio Piras	—	—	—	—
A. W. Homan	—	—	—	—

(1)

Mr. Rogerson’s vested pension, payable upon reaching age 65, will be British Pounds (£) 2,517 per year. The present value of accumulated benefits is valued using assumptions consistent with those adopted for determining the pension scheme disclosures under FAS 87 (as discussed in Note 11 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2008, filed with the SEC on November 26, 2008), except that it allows for retirement at age 65. That present value was £23,900 as of the end of fiscal year 2008, which amount is converted to U.S. Dollars for purposes of this table using an exchange rate as of the last day of fiscal year 2008, which exchange rate was $1.76/£1.00.

NONQUALIFIED DEFERRED COMPENSATION

Except for Mr. Piras, all of our named executive officers participate in our Supplemental Retirement Plan (the “SRP”), which is an unfunded nonqualified defined contribution plan. All amounts contributed or credited to named executive officers’ SRP accounts (whether through their own deferrals or through Company contributions) are unfunded general obligations of the Company.

Participants in the SRP may voluntarily elect to defer (subject only to FICA tax) up to 15% of eligible earnings (salary and cash bonus compensation) to the SRP. Such elections are irrevocable for the tax year for which the election is made. The Company contributes/credits amounts to named executive officers’ SRP accounts after the executive officer reaches IRS limits on contributions to the Company’s qualified defined contribution (401(k)) Retirement Plan; no voluntary deferral or contribution is required to be made by the named executive officer to receive this Company contribution/credit. The Company credits interest quarterly to the named executive officer’s SRP accounts, at a rate equal to 120% of the applicable long-term federal rate, compounded quarterly, for the last month in the quarter for which interest is being credited.

Distributions under the SRP are generally not permitted until after termination of employment, although the Compensation Committee of the Board of Directors may, in its sole discretion, authorize earlier distributions in the event of an executive officer’s unforeseeable emergency or with a 6% penalty, but only for amounts contributed, deferred or earned prior to January 1, 2005 and otherwise in accordance with the SRP. With respect to amounts contributed, deferred or earned prior to January 1, 2005, distributions may not be made until after termination of employment, and then must be made lump-sum or in quarterly installments for up to five years, in the discretion of the Compensation Committee. With respect to amounts deferred, contributed or earned on or after January 1, 2005, distributions to the executive officer may not be made until six months after termination of employment, and then must be made lump-sum and otherwise in accordance with the SRP and Internal Revenue Code regulations under Section 409A of the American Jobs Creation Act of 2004.

As a senior executive of our wholly-owned subsidiary in Italy, Mr. Piras is covered under a national labor agreement (“CCNL”) for “Industrial Dirigenti” (industry executives) in Italy. Under this union agreement, Mr. Piras is required to contribute to a defined contribution plan in Italy (referred to as “Previndai”) an amount equal to approximately 4% of his base salary (up to a maximum of €6,000), most of which is on a tax-deferred basis, which contribution the Company is required to match. Mr. Piras may elect to contribute up to an additional 2% of his base salary and variable compensation (on an after-tax basis). The Previndai plan is administered by third-parties (appointed by Previndai’s governing board), and Mr. Piras chooses from available investment options how to invest his and the Company’s contributions to his Previndai plan account. Mr. Piras may receive distributions from his Previndai plan account only after his employment with the Company terminates and he ceases any other employment (i.e., he fully “retires”).

Under Italian law, the Company is also required (under a government-mandated program, referred to as “TFR”, for all Italy employees) to accrue and eventually pay to Mr. Piras a lump-sum amount when his employment terminates (regardless of the reason for that termination). The annual amount required to be accrued for Mr. Piras’ TFR is equal to his annual base salary plus annual cash bonus and certain other elements of his compensation, all divided by 13.5. Under Italian law, Mr. Piras may elect to transfer all or a portion of his TFR entitlement to his Previndai plan account.

The following table shows voluntary participant deferrals, Company contributions/credits and interest credits to, and the fiscal year-end balances of, SRP accounts for each named executive officer other than Mr. Piras. The table shows Mr. Piras’ and the Company’s contributions to, and the fiscal year-end balances of, Mr. Piras’ Previndai plan account and TFR entitlement.

Nonqualified Deferred Compensation

Fiscal Year 2008

Name	Executive Contributions In Last FY ($)(1)	Registrant Contributions In Last FY ($)(2)		Aggregate Earnings In Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Garry W. Rogerson	—	$114,150		$19,715	$400,620
G. Edward McClammy	—	$41,174		$12,371	$245,465
Martin O’Donoghue	—	$34,417		$7,697	$152,663
Sergio Piras	$8,997	$114,182	(5)	—	$711,973	(6)
A. W. Homan	—	$33,047		$8,548	$168,710

(1)	Amounts reported in this column are also reported in the Salary column of the Summary Compensation Table on page 25.

(2)	Amounts reported in this column are also included in the amounts reported in the All Other Compensation column of the Summary Compensation Table on page 25.

(3)

Amounts reported in this column are not considered under SEC disclosure rules as “above-market or preferential earnings”, and are therefore not included in the Summary Compensation Table on page 25. No amount is reported for Mr. Piras because the earnings within his Previndai plan account for the fiscal year are not determinable.

(4)	Amounts reported in this column were previously reported as compensation to the named executive officers in the Company’s Summary Compensation Tables for previous years.

(5)

Consists of $8,997 in Company contributions to Mr. Piras’ Previndai plan account and $105,185 accrued by the Company for Mr. Piras’ TFR entitlement ($97,827 of which Mr. Piras elected to transfer to his Previndai plan account). These amounts are converted from Euros to U.S. Dollars using an exchange rate on or about the time of each contribution and accrual (which exchange rates ranged from $1.41/€1.00 to $1.59/€1.00).

(6)

Consists of $478,679 for Mr. Piras’ Previndai plan account and $233,294 for Mr. Piras’ TFR entitlement (which amounts are converted from Euros to U.S. Dollars using an exchange rate as of the last day of fiscal year 2008, which exchange rate was $1.39/€1.00).

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The following table shows the potential payments and benefits that the Company would be obligated to make or provide upon termination of employment of each of our named executive officers. For purposes of this table, it is assumed that each named executive officer’s employment terminated at the close of business on the last day of our fiscal year 2008 (i.e., on October 3, 2008). The amounts reported below do not include the pension or nonqualified deferred compensation distributions that would be made to the named executive officers following a termination of employment (for those amounts and descriptions, see the information provided under the headings Pension Benefits and Nonqualified Deferred Compensation beginning on page 31).

	Nature of Payment or Benefit	Termination by Company					Termination by Executive			Termination Following Change in Control(4)
Name		For Cause	Due to Reduction in Force(1)		For Any Other Reason(1)		Due to Voluntary Resignation(2)	Due to Qualifying Retirement(3)	Due to Disability or Death
Garry W. Rogerson	Severance	—	$384,808		—		—	—	—	$5,547,945
	Accelerated Bonus(6)	—	$630,000		$630,000		—	$630,000	$630,000	$630,000
	Accelerated Equity(7)	—	$1,107,585		$1,107,585		—	$1,107,585	$1,107,585	$1,107,585
	Welfare Benefits(8)	—	—		—		—	—	—	$55,719
	Tax Gross-Up(9)	—	—		—		—	—	—	—
	Total	—	$2,122,393		$1,737,585		—	$1,737,585	$1,737,585	$7,341,249

G. Edward McClammy	Severance	—	$59,924		—		—	—	—	$2,031,563
	Accelerated Bonus(6)	—	—		—		—	$201,686	$201,686	$201,686
	Accelerated Equity(7)	—	—		—		—	$521,600	$521,600	$521,600
	Welfare Benefits(8)	—	—		—		—	—	—	$47,187
	Tax Gross-Up(9)	—	—		—		—	—	—	—
	Total	—	$59,924		—		—	$723,286	$723,286	$2,802,036

Martin O’Donoghue	Severance	—	$124,172		—		—	—	—	$1,792,843
	Accelerated Bonus(6)	—	—		—		—	$184,484	$184,484	$184,484
	Accelerated Equity(7)	—	—		—		—	$521,600	$521,600	$521,600
	Welfare Benefits(8)	—	—		—		—	—	—	$29,264
	Tax Gross-Up(9)	—	—		—		—	—	—	—
	Total	—	$124,172		—		—	$706,084	$706,084	$2,528,191

Sergio Piras(5)	Severance	—	$343,623	(10)	$343,623	(10)	—	—	—	$1,888,319
	Accelerated Bonus(6)	—	$200,733		$200,733		—	$200,733	$200,733	$200,733
	Accelerated Equity(7)	—	$410,190		$410,190		—	$410,190	$410,190	$410,190
	Welfare Benefits(8)	—	—		—		—	—	—	$21,870
	Tax Gross-Up(9)	—	—		—		—	—	—	—
	Total	—	$954,546		$954,546		—	$610,923	$610,923	$2,521,112

A. W. Homan	Severance	—	$108,490		—		—	—	—	$1,742,243
	Accelerated Bonus(6)	—	—		—		—	$172,963	$172,963	$172,963
	Accelerated Equity(7)	—	—		—		—	$521,600	$521,600	$521,600
	Welfare Benefits(8)	—	—		—		—	—	—	$27,422
	Tax Gross-Up(9)	—	—		—		—	—	—	—
	Total	—	$108,490		—		—	$694,563	$694,563	$2,464,228

(1)

Because Messrs. Rogerson and Piras are eligible for retirement (under the Company’s retirement policies for U.S. and Italy employees, respectively), they would be permitted to elect to retire if the Company terminated their employment for any reason other than for cause. For Messrs. McClammy, O’Donoghue and Homan, the severance amount shown is based on one week of base pay for each year of service, which is calculated in accordance with the Company’s discretionary “reduction in force” policy for all salaried (“exempt”) U.S. employees.

(2)	Because Messrs. Rogerson and Piras are eligible for retirement, a voluntary resignation would be treated as a retirement.

(3)	Messrs. McClammy, O’Donoghue and Homan were not eligible for retirement as of the last day of fiscal year 2008. Information is nonetheless provided as if they were.

(4)	See the narrative description below under the heading Change in Control Agreements.

(5)	The amounts reported for Mr. Piras are converted from Euros to U.S. Dollars using an exchange rate on the last day of fiscal year 2008, which exchange rate was $1.39/ €1.00.

(6)

In the event of a termination of employment due to retirement, disability or death, the full amount earned for any long-term cash bonus for the fiscal years 2007-2009 long-term performance period will be paid, but calculated on the basis of the actual results for that performance period, which actual result is not determinable. In the event of covered termination following a change in control, the targeted amount for the fiscal years 2007-2009 long-term performance period will be paid. Therefore, the amount reported for each executive officer is the targeted long-term cash bonus for the fiscal years 2007-2009 long-term performance period that was pending as of October 3, 2008.

(7)

Consists of the in-the-money value of certain unvested stock options, the value of certain unvested restricted stock and the value of targeted performance shares for the fiscal years 2008-2010 performance period, in each case as of October 3, 2008 at the closing stock price on that date ($40.75). The value of accelerated stock options are calculated by multiplying the number of unvested shares subject to acceleration by the difference between the exercise price per share and the closing stock price on October 3, 2008; the value of accelerated restricted stock is calculated by multiplying the number of unvested shares subject to acceleration by the closing stock price on October 3, 2008; and the value of targeted performance shares is calculated by multiplying the number of targeted performance shares subject to issuance by the closing stock price on October 3, 2008. For more details, see the footnotes to the Outstanding Equity Awards at Fiscal Year-End table on page 29.

(8)

An estimate of what the Company would pay in premiums for continued medical, dental, vision, disability and/or life insurance for two years after a covered termination of employment following a change in control; the reported amount does not include the portion of the premiums that the executive officer would be required to continue to pay and assumes that the executive officer does not commence substantially equivalent employment during those two years.

(9)

Reimbursement (by way of a tax “gross-up”) for a 20% excise tax, if any, under Section 4999 of the Internal Revenue Code of 1986 on any portion of the amounts reported under the column Termination Following Change in Control.

(10)

This amount is equal to 12 months of Mr. Piras’ base salary, which amount would be required (under the CCNL and Italian law) to be paid to Mr. Piras in lieu of 12 months’ notice of termination of his employment by the Company. Under the CCNL and Italian law, Mr. Piras may claim a termination of his employment by the Company is “unjustified” and petition an Italian labor court or arbitration panel to therefore order the Company to pay him an additional amount ranging from 14 months to 22 months of his base salary plus monthly variable compensation; whether Mr. Piras could successfully claim a termination is “unjustified” and if so the amount that a court or panel might order be paid to Mr. Piras cannot be determined.

Change in Control Agreements.    The Board of Directors has approved Change in Control Agreements (the “Agreements”) between the Company and the named executive officers which provide for the payment of specified compensation and benefits upon certain terminations of their employment following a change in control of the Company. A change in control of the Company is defined in each Agreement to occur if (a) any individual or group becomes the beneficial owner of 30% or more of the combined voting power of the Company’s outstanding securities, (b) “continuing directors” (defined as the directors of the Company as of the date of the Agreement and any successor to any such directors who was nominated by a majority of the directors in office at the time of his nomination or selection and who is not associated in any way with an individual or group who is a beneficial owner of more than 10% of the combined voting power of the Company’s outstanding securities) cease to constitute at least a majority of the Board of Directors, (c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company in which the Company’s stockholders do not own more than 50% of the combined voting power of the Company or other corporation resulting from such transaction, or (d) all or substantially all of the Company’s assets are sold, liquidated or distributed. In their respective Agreements, the named executive officers agreed to not voluntarily leave the Company’s employ during a tender or exchange offer, proxy solicitation in opposition to the Board of Directors or other effort by any party to effect a change in control of the Company. This is intended to assure that management will continue to act in the best interests of the Company’s stockholders rather than be affected by personal uncertainties during any attempt to effect a change in control of the Company, and to enhance the Company’s ability to attract and retain executives.

Each Agreement provides that if within 18 months after a change in control the Company terminates the executive’s employment other than by reason of his death, disability, retirement or for cause, or the executive officer terminates his employment for “good reason,” the executive will receive a lump sum severance payment equal to 2.99 (in the case of Mr. Rogerson) or 2.5 (in the case of Messrs. McClammy, O’Donoghue, Piras and Homan) times the executive’s annual base salary and highest annual bonus paid to him in any of the three years ending prior to the date of termination. “Good reason” is defined in each Agreement as any of the following that occurs after a change in control of the Company: certain reductions in compensation; certain material changes in employee benefits and perquisites; a change in the site of employment; the Company’s failure to obtain the written assumption by its successor of the obligations set forth in the Agreement; attempted termination of employment on grounds insufficient to constitute a basis of termination for cause under the terms of the Agreement; or the Company’s failure to promptly make any payment required under the terms of the Agreement in the event of a dispute relating to employment termination. In the case of Mr. Rogerson, “good reason” is defined also to exist if he is not appointed as chief executive officer of the combined or acquiring entity. In the cases of Messrs. McClammy and Homan, “good reason” is defined also to exist if they are not given “an equivalent position” as defined in their Agreements. In the case of Messrs. O’Donoghue and Piras, “good reason” is defined also to exist if there is a material change in duties and a material reduction in authority and responsibility.

Each Agreement provides that upon termination or resignation under the circumstances described above, the executive officer be paid a pro rata portion of the targeted cash bonus for the fiscal year in which that termination or resignation occurs, and the full amount of any targeted cash bonus for a multi-year performance period not yet completed. Each Agreement also provides that all stock options granted by the Company become exercisable in full according to their terms; that restricted stock subject to vesting restrictions be released from all such restrictions; and that targeted performance shares for any outstanding performance period be vested and delivered. Each Agreement further provides that the executive officer will receive a continuation of all medical, dental, vision, disability and life insurance on the same terms as if he remained an employee (or equivalent benefits will be provided) until the earlier to occur of (a) commencement of substantially equivalent full-time employment with a new employer or (b) 24 months after the date of termination of employment with the Company.

Each Agreement provides that to the extent the named executive officer is a “specified employee” under final regulations issued under Section 409A of the Internal Revenue Code of 1986, any payment or benefit due to the executive officer will not, to extent subject to such Section 409A, be paid until six months and one day following the termination of the executive officer’s employment. Each Agreement also provides that in the event that any payments and benefits received by the executive officer from the Company subject that person to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, the executive officer will be entitled to receive an additional payment so as to place the executive officer in the same after-tax economic position as if such excise tax had not been imposed. The Agreement with Mr. McClammy also provides that a termination or resignation occurring under the circumstances described above will qualify as a “retirement” for purposes of the Company’s retirement-related benefits (i.e., group retiree medical insurance), even though he might not yet have reached the age and years of service otherwise required to be eligible for retirement-related benefits.

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy and Procedures

Excluding compensation (whether cash, equity or otherwise), any related party transaction involving a Company director or executive officer must be reviewed and approved by the Audit Committee of the Board of Directors. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. Related parties include any director or executive officer, certain stockholders and any of their “immediate family members” (as defined by SEC regulations). To identify any related party transaction, the Company requires each of director and executive officer to complete each year a questionnaire requiring disclosure of any transaction in which the director, executive officer or any immediate family member might have an interest and instructing each director and executive officer to immediately notify the Company’s General Counsel of any such transaction that arises subsequently during the year. In addition, the Board of Directors determines on an annual basis which of its directors are “independent” under the rules of the Nasdaq Stock Market and reviews any director relationship that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

Certain Related Party Transactions

The Company’s Certificate of Incorporation and By-Laws contain provisions that limit the liability of directors and require the Company to indemnify directors and executive officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising out of their services to the Company. Under that Certificate of Incorporation, as permitted under the Delaware General Corporation Law, directors are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. In addition, the Company has entered into an indemnity agreement with each director and executive officer that provides for indemnification of the directors and executive officer against certain liabilities that may arise by reason of their status or service as a director or executive officer. The Company purchases insurance to cover claims or a portion of any claims made against its directors and executive officers. These provisions and arrangements do not, however, affect liability for any breach of a director’s duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Such limitation of liability also does not limit a director’s liability for violation of, or otherwise relieve our directors or executive officers from the necessity of complying with, federal and state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

Other than these indemnification arrangements and the compensation of directors and named executive officers as described elsewhere in this Proxy Statement, to the Company’s knowledge there has not been since the beginning of fiscal year 2008 and there is not currently proposed any transaction in which the Company was or is to be a participant, in which the amount involved exceeds $120,000 and in which any director, executive officer or 5% stockholder had or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT(1)

The primary purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the annual audits and quarterly reviews of the Company’s financial statements, as further detailed in the Committee’s Charter.

The Company’s management is responsible for the integrity of the Company’s financial statements, as well as its accounting and financial reporting process and internal controls for compliance with applicable accounting standards, laws and regulations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and expressing an opinion in its report on those financial statements, and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for monitoring and reviewing these processes, as well as the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee does not conduct auditing or accounting reviews or procedures. The Audit Committee has relied in undertaking its monitoring and review responsibilities, without independent verification, on management’s representation that the financial statements have been prepared with integrity and in conformity with generally accepted accounting procedures in the U.S. and on the independent registered public accounting firm’s representations included in its report on the Company’s financial statements and in its opinion on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with management the Company’s audited financial statements for fiscal year 2008. The Committee discussed with the Company’s independent registered public accounting firm, PwC, the matters required to be discussed by the Codification of Statements on Auditing Standards 61, Communication with Audit Committees (as modified or supplemented). In addition, the Audit Committee received the written disclosures and the letter from PwC required by PCAOB Rule 3256, Communications with Audit Committees Concerning Independence, discussed with PwC its independence from the Company, and considered whether the providing of non-audit services to the Company by PwC is compatible with maintaining PwC’s independence.

Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2008.

Richard U. De Schutter (Chairman)
James T. Glover	John G. McDonald
Wayne R. Moon	Elizabeth E. Tallett

(1)

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material”, “filed” or incorporated by reference into any filing by the Company with the Securities and Exchange Commission, except to the extent that the Company specifically incorporates that information by reference into a document filed under the Securities Act of 1933 or the Exchange Act of 1934.

COMPANY STOCK PRICE PERFORMANCE(1)

The following graph compares the cumulative total return of the Company’s common stock with the Standard & Poor’s MidCap 400 Index and an index comprised of public companies using SIC Code 3826 Laboratory Analytical Instruments (the “SIC Code 3826 Index”)(2). The comparison covers the period from the beginning of the Company’s fiscal year 2004 on October 4, 2003 (based on closing stock price on the previous trading day) through the end of the Company’s fiscal year 2008 on October 3, 2008. The graph assumes that the value of the investment in the Company’s common stock and in each index on October 4, 2003 was $100, and assumes reinvestment of dividends. The comparisons in this graph are not intended to represent a forecast of possible future performance of the Company’s common stock or stockholder returns.

COMPARISON OF CUMULATIVE TOTAL RETURN BETWEEN THE COMPANY,

THE STANDARD & POOR’S MIDCAP 400 INDEX, AND

SIC CODE 3826 LABORATORY ANALYTICAL INSTRUMENTS INDEX

	October 4, 2003	October 1, 2004	September 30, 2005	September 29, 2006	September 28, 2007	October 3, 2008
Varian, Inc	$100.00	$113.04	$101.69	$135.91	$188.47	$120.74
Standard & Poor’s MidCap 400 Index	$100.00	$117.55	$143.60	$153.02	$181.73	$151.42
SIC Code 3826 Index	$100.00	$113.24	$126.27	$143.80	$192.32	$169.04

(1)

The information contained under this heading Company Stock Price Performance shall not be deemed to be “soliciting material”, “filed” or incorporated by reference into any filing by the Company with the Securities and Exchange Commission, except to the extent that the Company specifically incorporates that information by reference into a document filed under the Securities Act of 1933 or the Exchange Act of 1934.

(2)

Upon written request of a stockholder, the Company will provide a list of the companies comprising the SIC Code 3826 Index (which includes the Company). In accordance with SEC rules, the return of companies included in the SIC Code 3826 Index are weighted according to their respective market capitalizations at the beginning of each period for which a return is indicated.

By Order of the Board of Directors

A. W. Homan Secretary

December 19, 2008

Palo Alto, California

VARIAN

VARIAN, INC.

ATTN: TREASURER

3120 HANSEN WAY

PALO ALTO, CA 94304

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

VRIAN1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All

Withhold All

For All Except

VARIAN, INC.

The Board of Directors Recommends a vote “FOR” each of the Director Nominees Listed Below.

Proposal 1 - To elect as directors the following nominees:

Nominees:

01) Richard U. De Schutter

02) James T. Glover

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors Recommends a vote “FOR” Proposal 2.

For

Against

Abstain

Proposal 2 - To ratify the appointment of PricewaterhouseCoopers LLP as Varian, Inc.’s independent registered public accounting firm for fiscal year 2009.

Please sign exactly as name appears on the stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should so indicate and insert their titles.

For address changes and/or comments, please check this box and write them on the back where indicated.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

VARIAN, INC.

ANNUAL MEETING OF STOCKHOLDERS

February 5, 2009

6:00 P.M.

3120 Hansen Way

Palo Alto, California

To San Francisco Airport (18 miles)

To San Jose Airport (12 miles)

Highway 101

SAN FRANCISCO INTERNATIONAL AIRPORT

EMBARACADERO RD.

Oregon Expressway

GUADALUPE PARKWAY

Route 82

El Camino Real

SAN JOSE AIRPORT

SAN ANTONIO RD.

Page Mill Road

Hansen Way

Hanover

VARIAN

Highway 280

N

Varian, Inc. is easily accessible from Highway 101 and from Interstate 280.

From Highway 101, exit Embarcadero Road/Oregon Expressway. Follow Oregon Expressway (which becomes Page Mill Road after it crosses El Camino Real). At the second light past El Camino Real, make a left turn onto Hansen Way. Varian, Inc. is located on the right.

From Interstate 280, exit Page Mill Road EAST. Follow Page Mill Road for a few miles until it crosses Hanover Street. At the first light past Hanover Street, make a right turn onto Hansen Way. Varian, Inc. is located on the right.

VRIAN2

PROXY

VARIAN, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – FEBRUARY 5, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Varian, Inc. hereby constitutes and appoints Garry W. Rogerson and Arthur W. Homan, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, to vote all of the shares of Common Stock of Varian, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders of Varian, Inc., to be held at the principal executive offices of Varian, Inc. at 3120 Hansen Way, Palo Alto, California, on February 5, 2009, at 6:00 p.m., local time, and at any adjournment thereof.

Unless a contrary instruction is provided, this Proxy will be voted FOR the listed nominees for Class I directors, FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP, and in accordance with the judgment of the proxies as to the best interests of the Company on such other business as may properly come before the Annual Meeting or any adjournment thereof. If specific instructions are provided on the reverse side, this Proxy will be voted in accordance therewith.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE

(Continued and to be Signed on Reverse Side)

SEE REVERSE SIDE